EXECUTION COPY
$300,000,000
FIVE-YEAR REVOLVING
CREDIT AGREEMENT,
dated as of June 29, 2007,
among
UST INC.,
as the Borrower,
VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
FROM TIME TO TIME PARTIES HERETO,
as the Lenders,
CITIBANK, N.A.,
as the Administrative Agent for the Lenders,
and
THE BANK OF NOVA SCOTIA
CALYON NEW YORK BRANCH,
PNC BANK, NATIONAL ASSOCIATION,
US BANK, NATIONAL ASSOCIATION,
and CITIZENS BANK OF MASSACHUSETTS,
as Co-Syndication Agents.

CITIGROUP GLOBAL MARKETS INC.
and THE BANK OF NOVA SCOTIA,
as Joint Lead Arrangers and Joint Book Runners.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

-v-

(continued)

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office
SCHEDULE III	-	Capitalization

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Competitive Bid Loan Note
EXHIBIT B-1	-	Form of Revolving Loan Borrowing Request
EXHIBIT B-2	-	Form of Competitive Bid Loan Borrowing Request
EXHIBIT B-3	-	Form of Letter of Credit Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Borrower Closing Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Lender Assignment Agreement
EXHIBIT G	-	Form of Rating Notice
EXHIBIT H-1	-	Form of Invitation For Bid Loan Quotes
EXHIBIT H-2	-	Form of Competitive Bid Loan Offer
EXHIBIT H-3	-	Form of Competitive Bid Loan Acceptance

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CREDIT AGREEMENT
     THIS FIVE-YEAR REVOLVING CREDIT AGREEMENT, dated as of June 29, 2007, is among UST INC., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), CITIBANK, N.A. “Citibank”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and THE BANK OF NOVA SCOTIA (“Scotia Capital”), CALYON NEW YORK BRANCH, PNC BANK, NATIONAL ASSOCIATION, US BANK, NATIONAL ASSOCIATION and CITIZENS BANK OF MASSACHUSETTS, as co-syndication agents.
W I T N E S S E T H:
     WHEREAS, the Borrower through its Subsidiaries is, in each case as applicable (i) engaged in the manufacture and distribution of, among other things, smokeless tobacco, and a producer of premium wines and (ii) engaged in the business of agricultural biotechnology (collectively, the “Permitted Business Activities”);
     WHEREAS, the Borrower intends to refinance (the “Refinancing”) its existing senior credit facility evidenced by that certain Three-Year Revolving Credit Agreement, dated as of July 9, 2004 (as amended, supplemented, amended and restated or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), among the Borrower, the lenders parties thereto and Scotia Capital;
     WHEREAS, in order to partially finance the Refinancing and for the other purposes set forth in Section 7.1.7, the Borrower has requested that the Lenders and the Letter of Credit Issuer provide the following Commitments:
     (a) a Revolving Loan Commitment (to include availability for Revolving Loans and Letters of Credit), pursuant to which Borrowings of Revolving Loans, in a maximum aggregate principal amount (together with all Letter of Credit Outstandings) not to exceed the Loan Commitment Amount, will be made to the Borrower from time to time on and after the Closing Date but prior to the final Commitment Termination Date; and
     (b) a Letter of Credit Commitment, pursuant to which the Letter of Credit Issuer will issue Letters of Credit for the account of the Borrower from time to time on and after the Closing Date but prior to the Commitment Termination Date applicable to the Letter of Credit Issuer in a maximum aggregate Stated Amount (together with any then outstanding Reimbursement Obligations) at any time outstanding not to exceed the Letter of Credit Commitment Amount (provided, that the aggregate outstanding principal amount of Loans and Letter of Credit Outstandings at any time shall not exceed the then existing Loan Commitment Amount);
     WHEREAS, the Borrower also desires the Lenders to provide a procedure pursuant to which the Borrower may invite the Lenders to bid for (on an uncommitted basis) and to make short-term loans (in the form of Competitive Bid Loans) to the Borrower; and
     WHEREAS, the Lenders and the Letter of Credit Issuer are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments, make Loans to the

Borrower, issue (or participate in) Letters of Credit, and provide such a procedure to make Competitive Bid Loans;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Absolute Rate” means, with respect to an Absolute Rate Loan made by a Lender, a fixed rate of interest per annum (rounded to the nearest 1/16 of 1%) offered by such Lender and accepted by the Borrower.
     “Absolute Rate Auction” means a solicitation of Competitive Bid Loan quotes at an Absolute Rate pursuant to Section 2.4.
     “Absolute Rate Loan” means a Competitive Bid Loan which bears interest at an Absolute Rate.
     “Added Lender” is defined in Section 2.9(a).
     “Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.
     “Administrative Fee Letter” means the confidential fee letter, dated June 14, 2007, by and between Citibank and the Borrower.
     “Affected Lender” is defined in Section 4.10.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,
     (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or
     (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).
     “Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

     “Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of
          (a) the Base Rate in effect on such day; and
          (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.
Changes in the rate of interest on that portion of any Revolving Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided, that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.
     “Applicable Commitment Fee Margin” means the applicable percentage set forth below corresponding to the relevant required debt rating:

Applicable Commitment
Required Debt Rating	Fee Margin
Tier I	0.045%
Tier II	0.050%
Tier III	0.060%
Tier IV	0.080%
Tier V	0.100%
The required debt rating used to compute the Applicable Commitment Fee Margin shall be that set forth in the Rating Notice most recently delivered by the Borrower to the Administrative Agent, including pursuant to clause (b) of Section 5.1.2; provided, however, that if a Senior Unsecured Debt Rating is issued by each of S&P and Moody’s, then the higher of such Senior Unsecured Debt Ratings shall apply, unless there is a split in the Senior Unsecured Debt Ratings of more than one level, in which case the level that is one level higher than the lower Senior Unsecured Debt Rating shall apply. Changes in the Applicable Commitment Fee Margin resulting from a change in the Senior Unsecured Debt Rating shall become effective upon delivery by the Borrower to the Administrative Agent of a new Rating Notice pursuant to clause (h) of Section 7.1.1. If the Borrower shall fail to deliver (i) a Rating Notice within the required time period pursuant to clause (h) of Section 7.1.1, or (ii) a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Commitment Fee Margin from and including (i) in the case of a Rating Notice, the date after such Rating Notice was required to have been delivered hereunder, or (ii) in the case of a Compliance Certificate, the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to, but not including, the date the Borrower delivers to the Administrative Agent a Rating Notice or a Compliance Certificate, as the case may be, shall in each case conclusively equal the highest Applicable Commitment Fee Margin set forth above.

     “Applicable Margin” means, with respect to any Revolving Loan, the applicable percentage set forth below corresponding to the relevant required debt rating:

Applicable Margin
Required Debt Rating	For Revolving Loans
Tier I	0.175%
Tier II	0.200%
Tier III	0.250%
Tier IV	0.350%
Tier V	0.450%
Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at all times during which the principal amount of Revolving Loans outstanding is equal to or greater than 50% of the Loan Commitment Amount then in effect, “Applicable Margin” shall mean, with respect to any Revolving Loan, the applicable percentage set forth below corresponding to the relevant required debt rating:

Applicable Margin
Required Debt Rating	For Revolving Loans
Tier I	0.225%
Tier II	0.250%
Tier III	0.300%
Tier IV	0.450%
Tier V	0.550%
The required debt rating used to compute the Applicable Margin shall be that set forth in the Rating Notice most recently delivered by the Borrower to the Administrative Agent, including pursuant to clause (b) of Section 5.1.2; provided, however, that if a Senior Unsecured Debt Rating is issued by each of S&P and Moody’s, then the higher of such Senior Unsecured Debt Ratings shall apply, unless there is a split in the Senior Unsecured Debt Ratings of more than one level, in which case the level that is one level higher than the lower Senior Unsecured Debt Rating shall apply. Changes in the Applicable Margin resulting from a change in the Senior Unsecured Debt Rating shall become effective upon delivery by the Borrower to the Administrative Agent of a new Rating Notice pursuant to clause (h) of Section 7.1.1. If the Borrower shall fail to deliver (i) a Rating Notice within the required time period pursuant to clause (h) of Section 7.1.1, or (ii) a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Margin from and including (i) in the case of a Rating Notice, the date such Rating Notice was required to have been delivered or (ii) in the case of a Compliance Certificate, the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to, but not including, the date the Borrower delivers to the Administrative Agent a Rating Notice or a Compliance

Certificate, as the case may be, shall in each case conclusively equal the highest Applicable Margin set forth above.
     “Assignee Lender” is defined in Section 10.11.1.
     “Assignor Lender” is defined in Section 10.11.1.
     “Audited Financial Statements” means the audited consolidated financial statements of the Borrower and its Subsidiaries as at December 31, 2006.
     “Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Letter of Credit Issuer pursuant to Section 5.1.1.
     “Base Rate” means, at any time, the rate of interest then most recently established by Citibank in New York as its base rate for U.S. dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by Citibank in connection with extensions of credit.
     “Base Rate Loan” means a Revolving Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.
     “Borrower” is defined in the preamble.
     “Borrower Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Borrower substantially in the form of Exhibit D hereto.
     “Borrowing” means, as the context may require, either a Revolving Loan Borrowing or a Competitive Bid Loan Borrowing.
     “Borrowing Request” means, as the context may require, either a Revolving Loan Borrowing Request or a Competitive Bid Loan Borrowing Request.
     “Business Day” means
     (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and
     (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans or Competitive Bid Loans based on a LIBOR Auction, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.
     “Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by the Borrower and its Subsidiaries during such period. Capital Expenditures shall not include (a) any such expenditures funded from the proceeds of casualty insurance received in respect of a capital asset of the Borrower or any Subsidiary or (b) any expenditures made to acquire any asset (including Capital Securities) in connection with an acquisition.
     “Capital Securities” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date or any right to acquire the same.
     “Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
     “Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms reasonably satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.
     “Cash Equivalent Investment” means, at any time:
     (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;
     (b) commercial paper maturing not more than 270 days from the date of issue, which is issued by
     (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or
     (ii) any Lender or any of its Affiliates (or its holding company);
     (c) commercial paper maturing not more than 30 days from the date of issue which is issued by
     (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-2 or higher by S&P or P-2 by Moody’s, or
     (ii) any Lender or any of its Affiliates (or its holding company);

     (d) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either
     (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or
     (ii) any Lender; or
     (e) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which
     (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and
     (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
     “Certificate of Determination” means the Certificate of Determination, dated as of July 15, 2002, executed and delivered by Authorized Officers of the Borrower pursuant to Sections 201, 301 and 303 of the Existing Indenture.
     “Change in Control” means
     (a) any “person” or “group” (as such terms are used in Rule 13d-5 of the Exchange Act, and Sections 13(d) and 14(d) of the Exchange Act) of persons becomes, directly or indirectly, in a single transaction or in a related series of transactions by way of merger, consolidation, or other business combination or otherwise, the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act) of more than 40% of the total voting power in the aggregate of all classes of Capital Securities of the Borrower then outstanding entitled to vote generally in elections of directors of the Borrower; or
     (b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

     “Citibank” is defined in the preamble.
     “Closing Date” means the date on which all of the conditions set forth in Section 5.1 have been satisfied or waived in accordance with the terms hereof, but in no event shall such date be later than July 15, 2007.
     “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Commitment” means, as the context may require, the Revolving Loan Commitment or the Letter of Credit Commitment.
     “Commitment Amount” means, as the context may require, the Loan Commitment Amount or the Letter of Credit Commitment Amount.
     “Commitment Increase” is defined in Section 2.9(a).
     “Commitment Termination Date” means the earliest of
     (a) July 15, 2007 (if the Closing Date has not occurred on or prior to such date);
     (b) June 29, 2012, the fifth anniversary of the Closing Date, subject to the extension thereof pursuant toSection 2.10; provided, however, that the Commitment Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.10 shall be the Commitment Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement;
     (c) the date on which the Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and
     (d) the date on which any Commitment Termination Event occurs.
     Upon the occurrence of any event described in the preceding clauses (c) or (d), the Commitments shall terminate automatically and without any further action.
     “Commitment Termination Event” means
     (a) the occurrence of any Event of Default with respect to the Borrower described in clauses (a) through (d) of Section 8.1.9; or
     (b) the occurrence and continuance of any other Event of Default and either
     (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or
     (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

     “Competitive Bid Loan” means a loan made by a Lender to the Borrower based on the LIBO Rate or the Absolute Rate as part of a Competitive Bid Loan Borrowing pursuant to Section 2.7.
     “Competitive Bid Loan Acceptance” means an acceptance by the Borrower of a Competitive Bid Loan Offer pursuant to Section 2.7.5, substantially in the form of Exhibit H-3 attached hereto.
     “Competitive Bid Loan Borrowing” means Competitive Bid Loans made by the Lender or each of the Lenders whose offer to make such Competitive Bid Loans as part of such Borrowing has been accepted by the Borrower pursuant to Section 2.7.5.
     “Competitive Bid Loan Borrowing Request” means a certificate requesting that the Lenders extend offers to make Competitive Bid Loans, duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 attached hereto.
     “Competitive Bid Loan Maturity Date” is defined in clause (c) of Section 2.7.1.
     “Competitive Bid Loan Note” means a (i) promissory note of the Borrower payable to any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Competitive Bid Loans, and (ii) all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Competitive Bid Loan Offer” means an offer by a Lender to make a Competitive Bid Loan pursuant to Section 2.7.3, substantially in the form of Exhibit H-2 attached hereto.
     “Competitive Bid Outstanding Balance” means, at any time, the then aggregate outstanding principal amount of all Competitive Bid Loans.
     “Competitive Bid Rate” means, as the context may require, either the Absolute Rate or the LIBO Rate (plus the LIBO Rate Bid Margin) offered by a Lender in a Competitive Bid Loan Offer in respect of a Competitive Bid Loan proposed pursuant to Section 2.7.
     “Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.
     “Consenting Lender” is defined in Section 2.10(a).
     “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall

(subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.
     “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Credit Extension” means as the context may require,
     (a) the making of a Loan by a Lender; or
     (b) the issuance of a Letter of Credit by the Letter of Credit Issuer.
     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Defaulting Lender” is defined in Section 4.11.
     “Disbursement” is defined in Section 2.6.2.
     “Disbursement Date” is defined in Section 2.6.2.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders (other than as a result of an update to Item 6.8 of the Disclosure Schedule pursuant to clause (i) of Section 7.1.1).
     “Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or its Subsidiaries’ assets (including accounts receivables and Capital Securities of Subsidiaries but excluding Cash Equivalent Investments) to any other Person (other than to the Borrower or any Subsidiary) in a single transaction or series of transactions.
     “Dollar” and the sign “$” mean lawful money of the United States.
     “Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.
     “EBITDA” means, for any applicable period, the sum of

     (a) Net Income (excluding any equity income (or loss) from Affiliates (other than Subsidiaries) of the Borrower to the extent the income was not received by the Borrower in cash), plus
     (b) to the extent deducted (or included) in determining Net Income, the sum of (i) amounts attributable to amortization, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation of assets, and (v) non-cash non-recurring losses or non-cash extraordinary losses (or, minus, non-cash non-recurring gains or non-cash extraordinary gains);
provided, that, for purposes of calculating EBITDA of the Borrower and its Subsidiaries for any period hereunder, the EBITDA of any Person or assets (x) acquired by the Borrower and its Subsidiaries in connection with any acquisitions or (y) Disposed of by the Borrower and its Subsidiaries in connection with Permitted Dispositions, shall be included on a pro forma basis for such period as if such acquisitions or Permitted Dispositions had occurred on the first day of such period.
     “Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.
     “Eligible Assignees” means (a) each Lender, (b) any Affiliate of a Lender, and (c) any commercial bank, other financial institution or any other Person approved in writing by the Administrative Agent, the Letter of Credit Issuer and (except during the existence or the continuation of an Event of Default) the Borrower, which approvals shall not be unreasonably withheld or delayed.
     “Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.
     “Event of Default” is defined in Section 8.1.
     “Exemption Certificate” is defined in clause (e) of Section 4.6.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Credit Agreement” is defined in the second recital.
     “Existing Indenture” means the Indenture, dated as of May 27, 1999, by and between the Borrower and State Street Bank and Trust Company, as trustee.
     “Extension Date” is defined in Section 2.10(a).

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to
     (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
     (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2007 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
     “Fixed Charge Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:
     (a) EBITDA (for all such Fiscal Quarters) minus Capital Expenditures made during such Fiscal Quarters;
     to
     (b) the sum (for all such Fiscal Quarters) of (i) cash Interest Expense (net of cash interest income) and (ii) dividends on the Capital Securities of the Borrower, calculated based on dividends actually declared whether or not paid.
     “Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” is defined in Section 1.4.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Group” means the Borrower or any member of its affiliated group within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended.
     “Hazardous Material” means
     (a) any “hazardous substance”, as defined by CERCLA;
     (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or
     (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.
     “Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower
     (a) which is of a “going concern” or similar nature;
     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.
     “including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Increased Commitment Date” is defined in Section 2.9(a).
     “Increased Cost Lender” is defined in Section 4.11.

     “Increasing Lender” is defined in Section 2.9(a).
     “Indebtedness” of any Person means:
     (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
     (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;
     (c) all Capitalized Lease Liabilities of such Person;
     (d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;
     (e) net Hedging Obligations of such Person;
     (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (g) obligations arising under Synthetic Leases; and
     (h) all Contingent Liabilities of such Person in respect of any of the foregoing.
The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Liabilities” is defined in Section 10.4.
     “Indemnified Parties” is defined in Section 10.4.
     “Interest Expense” means, for any Fiscal Quarter, the aggregate interest expense (both accrued and paid (without duplication)) of the Borrower and its Subsidiaries for such Fiscal Quarter, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense (net of interest income paid during such period to the Borrower and its Subsidiaries).
     “Interest Period” means
     (a) relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months, and subject to clause (iii) below, nine or twelve months, thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that
     (i) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);
     (ii) no Interest Period for any Loan may end later than the final Commitment Termination Date; and
     (iii) the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such LIBO Rate Loan with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such LIBO Rate Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of nine or twelve months; and
     (b) relative to each Competitive Bid Loan made at a LIBOR Auction, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in accordance with Section 2.7; provided, however, that
     (i) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day; provided, however, that if such next following Business Day is the first Business Day of a calendar month, such Interest Period shall end on the next preceding Business Day; and
     (ii) no Interest Period may end later than the final Commitment Termination Date.

The Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates.
     “Investment” means, relative to any Person,
     (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;
     (b) Contingent Liabilities in favor of any other Person; and
     (c) any Capital Securities held by such Person in any other Person.
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
     “Invitation For Bid Loan Quotes” means an invitation for Competitive Bid Loan quotes delivered by the Administrative Agent to the Lenders pursuant to Section 2.7.2, in substantially the form of Exhibit H-1 hereto.
     “ISP Rules” is defined in Section 10.9.
     “Issuer Fee Letter” means the confidential fee letter, dated June 14, 2007, by and between Scotia Capital and the Borrower.
     “Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit F hereto.
     “Lenders” is defined in the preamble.
     “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, the Lead Arranger, any Lender, the Letter of Credit Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:
     (a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

     (b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;
     (c) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or
     (d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.
     “Letter of Credit” is defined in Section 2.1.2.
     “Letter of Credit Commitment” means the obligation of the Letter of Credit Issuer to issue Letters of Credit pursuant to Section 2.1.2.
     “Letter of Credit Commitment Amount” means, on any date, a maximum amount equal to $50,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.
     “Letter of Credit Issuance Request” means a request for issuance of the Letter of Credit, duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-3 hereto.
     “Letter of Credit Issuer” means Scotia Capital, in its capacity as issuer of the Letters of Credit. At the request of Scotia Capital, and with the Borrower’s consent (not to be unreasonably withheld), another Lender or an Affiliate of Scotia Capital may issue one or more Letters of Credit hereunder.
     “Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.
     “LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on the Reuters LIBOR01 Page at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)). If, for any reason, such rate does not appear on the Reuters LIBOR01 Page, then “LIBO Rate” shall be determined by the Administrative Agent’s LIBOR Office to be the arithmetic average (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent’s LIBOR Office at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable LIBO Rate Loan.

     “LIBO Rate Bid Margin” means, in respect of Competitive Bid Loans based on a LIBOR Auction, the margin above or below the applicable LIBO Rate offered for each such Competitive Bid Loan, expressed as a percentage (rounded to the nearest 1/100th of 1%) to be added to such rate.
     “LIBO Rate Loan” means a Revolving Loan bearing interest, at all times during an Interest Period applicable to such Revolving Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).
     “LIBO Rate (Reserve Adjusted)” means, relative to any Revolving Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 — LIBOR Reserve Percentage
The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.
     “LIBOR Auction” means a solicitation of Competitive Bid Loan quotes pursuant to Section 2.7 based on the LIBO Rate.
     “LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans or Competitive Bid Loans based on a LIBOR Auction of such Lender.
     “LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation. Notwithstanding anything to the contrary contained herein, financing statements solely constituting precautionary filings to protect the interest of a lessor shall not be deemed Liens for the purposes hereof.
     “Loan Commitment Amount” means, on any date, $300,000,000, as such amount may be reduced from time to time pursuant to Section 2.2 or increased pursuant to Section 2.9.

     “Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Fee Letter, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.
     “Loan Parties” means, collectively, the Lenders, the Letter of Credit Issuer, the Administrative Agent and, in each case, each of their respective successors, transferees and assigns.
     “Loans” means, as the context may require, either a Revolving Loan or a Competitive Bid Loan.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Loan Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Income” means, for any period, the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Borrower and its Subsidiaries for such period.
     “Non-Consenting Lender” is defined in Section 2.10(a).
     “Non-Defaulting Lender” means a Lender that (i) is not a Defaulting Lender and (ii) has not refused or otherwise failed to fund its portion of any unreimbursed payment under Section 2.6.1.
     “Non-Excluded Taxes” means any Taxes other than net income and franchise taxes imposed with respect to any Loan Party by any Governmental Authority under the laws of which such Loan Party is organized or in which it maintains its applicable lending office.
     “Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.
     “Note” means, as the context may require, either a Revolving Note or a Competitive Bid Loan Note.
     “Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.
     “Obligor” means, as the context may require, the Borrower and each other Person (other than a Loan Party) who may from time to time be obligated under any Loan Document.

     “Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.
     “Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.
     “Participant” is defined in Section 10.11.2.
     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to any Commitment Increase pursuant to Section 2.9 or any Lender Assignment Agreement executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11.1. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.
     “Permitted Business Activities” is defined the first recital.
     “Permitted Disposition” means any Disposition permitted pursuant to Section 7.2.5.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Quarterly Payment Date” means the last Business Day of March, June, September and December.
     “Rating Notice” is defined in clause (h) of Section 7.1.1.
     “Refinancing” is defined in the second recital.

     “Register” is defined in clause (b) of Section 2.8.
     “Reimbursement Obligation” is defined in Section 2.6.3.
     “Release” means a “release”, as such term is defined in CERCLA.
     “Replacement Lender” is defined in clause (f) of Section 10.11.1.
     “Required Lenders” means, at any time, Non-Defaulting Lenders holding at least 51% of the Total Exposure Amount held by Non-Defaulting Lenders.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
     “Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Borrower or any Subsidiary or otherwise.
     “Revolving Loan Borrowing” means the Revolving Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.
     “Revolving Loan Borrowing Request” means a Revolving Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B-1 hereto.
     “Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to Section 2.1.1.
     “Revolving Loans” is defined in Section 2.1.1.
     “Revolving Note” means a (i) promissory note of the Borrower payable to any Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and (ii) all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Scotia Capital” is defined in the preamble.

     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act thereunder, all as the same shall be in effect at the relevant time.
     “Senior Notes” means the senior, unsecured notes of the Borrower due in 2009 and the senior, unsecured notes of the Borrower due in 2012 issued under the terms of the Senior Notes Documents, and any senior, unsecured notes of the Borrower issued after the Effective Date.
     “Senior Notes Documents” means the Existing Indenture, the Senior Notes, the Certificate of Determination and all other agreements, documents, instruments, certificates, filings, consents, approvals, board of directors resolutions and opinions furnished pursuant to or in connection with the issuance of the Senior Notes and the other transactions contemplated thereby, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in connection with any refinancing, replacement or otherwise.
     “Senior Unsecured Debt Rating” means the non-credit enhanced, long-term senior unsecured debt rating ascribed to such Indebtedness of the Borrower by S&P or Moody’s, as the case may be, announced by S&P or Moody’s, as the case may be, from time to time.
     “Significant Subsidiary” means each U.S. Subsidiary now existing or hereafter acquired or formed, and each successor thereto, which at any time of determination accounts for more than two (2%) percent of (a) the consolidated revenues of the Borrower and its Subsidiaries, or (b) the consolidated tangible net worth (valued at the lesser of (i) fair market value or (ii) book value) of the Borrower and its Subsidiaries taken as a whole.
     “Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.
     “Stated Expiry Date” with respect to any Letter of Credit, means the date which, by the terms of such Letter of Credit, is the expiration date thereof.
     “Subject Fiscal Year” is defined in Section 7.2.5.
     “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.
     “Substitute Lender” is defined in Section 4.11.
     “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
     “Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
     “Terminated Lender” is defined in Section 4.11.
     “Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or have been Cash Collateralized) and all Commitments shall have terminated.
     “Tier I” means that the Senior Unsecured Debt Rating of the Borrower is at least either (a) A+ by S&P or (b) A1 by Moody’s.
     “Tier II” means that the Senior Unsecured Debt Rating of the Borrower is not at the Tier I level, and is at least either (a) A by S&P or (b) A2 by Moody’s.
     “Tier III” means that the Senior Unsecured Debt Rating of the Borrower is not at the Tier I or Tier II level, and is at least either (a) A- by S&P or (b) A3 by Moody’s.
     “Tier IV” means that the Senior Unsecured Debt Rating of the Borrower is not at the Tier I, Tier II or Tier III level, and is at least either (a) BBB+ by S&P or (b) Baa1 by Moody’s.
     “Tier V” means that the Senior Unsecured Debt Rating of the Borrower is not at the Tier I, Tier II, Tier III or Tier IV level.
     “Tobacco Business Assets” means, collectively, the assets (including accounts receivable and Capital Securities) of (a) U.S. Smokeless Tobacco Company, and (b) the Borrower and any other Subsidiary, which assets are used primarily (or evidence ownership in Persons primarily engaged) in the manufacture, sale or distribution of tobacco products.
     “Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.
     “type” means, relative to any Revolving Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.
     “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
     “U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States or a state thereof.

     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.
     “wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Borrower.
     SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.
     SECTION 1.3. Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
     SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.3 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles (“GAAP”) applied in the preparation of the Audited Financial Statements. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.
ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTER OF CREDIT
     SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Letter of Credit Issuer severally agree to make Credit Extensions as set forth below.
     SECTION 2.1.1. Revolving Loan Commitment. Each Lender agrees that, from time to time on any Business Day occurring from and after the Effective Date but prior to the Commitment Termination Date applicable to such Lender, it will make loans (relative to such Lender, its “Revolving Loans”) to the Borrower equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such day. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and re-borrow Revolving Loans until the final Commitment Termination Date. No Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (a) the aggregate outstanding principal amount of all Revolving Loans of such Lender would exceed such Lender’s Percentage of the then existing Loan Commitment Amount, or (b) the sum of the aggregate principal amount of all Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings would exceed the Loan Commitment Amount.
     SECTION 2.1.2. Letter of Credit Commitment. From time to time on any Business Day occurring from and after the Effective Date but prior to the Commitment Termination Date applicable to the Letter of Credit Issuer, the Letter of Credit Issuer agrees that it will
     (a) issue one or more standby letters of credit (relative to such Letter of Credit Issuer, its “Letter of Credit”) for the account of the Borrower in the Stated Amount requested by the Borrower on such day; or
     (b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.
No Stated Expiry Date shall extend beyond the earlier of (i) the five Business Days prior to the Commitment Termination Date applicable to the Letter of Credit Issuer and (ii) unless otherwise agreed to by the Letter of Credit Issuer in its sole discretion, one year from the date of such extension. The Letter of Credit Issuer shall not be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Loans then outstanding would exceed the Loan Commitment Amount; provided that no Letter of Credit may expire after the Commitment Termination Date of any Non-Consenting Lender if, after giving effect to such issuance, the aggregate Revolving Loan Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Commitment Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Commitment Termination Date.
     SECTION 2.2. Optional Reduction of the Commitment Amounts. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Loan Commitment Amount or the Letter of Credit Commitment Amount on the Business Day so specified by the Borrower; provided, however, that all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000. Any optional or mandatory reduction of the Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Loan Commitment Amount below the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount (as directed by the Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Loan Commitment Amount) to an aggregate amount not in excess of the Loan Commitment Amount, as so reduced, without any further action on the part of the Letter of Credit Issuer.
     SECTION 2.3. Borrowing Procedures. By delivering a Revolving Loan Borrowing Request to the Administrative Agent, the Borrower may from time to time irrevocably request, on the requested date of any Borrowing (and on or before 10:00 a.m. on such Business Day) in the case of Base Rate Loans, or on not less than three Business Days’ notice (and on or before noon on such Business Day) in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, in the case of Base Rate Loans, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 or, in either case, in the unused amount of the Revolving Loan Commitment; provided, however, that all Revolving Loans made on the Closing Date shall be made as Base Rate Loans. On the terms and subject to the conditions of this Agreement, each Revolving Loan Borrowing shall be comprised of the type of Revolving Loans and shall be made on the Business Day, specified in such Revolving Loan Borrowing Request. On or before 11:00 a.m. on such Business Day, each Lender that has a Revolving Loan Commitment shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Revolving Loan Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Revolving Loan Borrowing Request. No Lender’s obligation to make any Revolving Loan shall be affected by any other Lender’s failure to make any Revolving Loan.
     SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent, the Borrower may from time to time irrevocably elect, on the requested date of any continuation or conversion (and on or before 10:00 a.m. on such Business Day) in the case of Base Rate Loans, or on not less than three Business Days’ notice (and on or before noon on such Business Day) in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Revolving Loans of all Lenders that have made such Revolving Loans, and (y) no portion of the outstanding principal amount of any Revolving Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.
     SECTION 2.5. Funding of Revolving Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder, or to make Competitive Bid Loans based on a LIBOR Auction hereunder, by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan or Competitive Bid Loan, as the case may be; provided, however, that such LIBO Rate Loan or Competitive Bid Loan, as the case may be, shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan or Competitive Bid Loan, as the case may be, shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each

Lender elected to fund all LIBO Rate Loans and Competitive Bid Loans based on a LIBOR Auction by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.
     SECTION 2.6. Letter of Credit Issuance Procedures. By delivering to the Administrative Agent a Letter of Credit Issuance Request on or before noon on a Business Day, the Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Letter of Credit Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrower and approved by the Letter of Credit Issuer, solely for the purposes described in Section 7.1.7. The Letter of Credit Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues.
     SECTION 2.6.1. Other Lenders’ Participation. Upon the issuance of each Letter of Credit, and without further action, each Lender (other than the Letter of Credit Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its Percentage, be responsible for reimbursing, within one Business Day, the Letter of Credit Issuer for the Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to an Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Letter of Credit Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.
     SECTION 2.6.2. Letter of Credit Disbursements. The Letter of Credit Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Letter of Credit Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 5:00 p.m. on the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of the Letter of Credit Issuer, for all amounts which the Letter of Credit Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Subject to the availability of Revolving Loans, and so long as no Default under Section 8.1.1 or any other Event of Default shall have occurred and be continuing on the date of reimbursement, the Borrower may make such reimbursement from the proceeds of Revolving Loans. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Letter of Credit Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether or not the account party on such Letter of Credit is the Borrower).
     SECTION 2.6.3. Letter of Credit Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse the Letter of Credit Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse the Letter of Credit Issuer, each Lender’s obligation under Section 2.6.1 to reimburse the Letter of Credit Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Letter of Credit Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Letter of Credit Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the Letter of Credit Issuer for any wrongful Disbursement made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Letter of Credit Issuer.
     SECTION 2.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default under Section 8.1.9 or, upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,
     (a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Letter of Issuer (notwithstanding that such amount may not in fact have been paid or disbursed); and
     (b) the Borrower shall be immediately obligated to reimburse the Letter of Credit Issuer for the amount deemed to have been so paid or disbursed by the Letter of Credit Issuer.
Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.
     SECTION 2.6.5. Nature of Reimbursement Obligations. The Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Letter of Credit

Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:
     (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
     (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
     (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
     (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex or otherwise; or
     (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Letter of Credit Issuer or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Letter of Credit Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Loan Party, and shall not put the Letter of Credit Issuer under any resulting liability to any Obligor or any Loan Party, as the case may be. In any event, except to the extent of the Letter of Credit Issuer’s gross negligence or willful misconduct, if the Borrower fails to object with specificity in writing to a draw under a Letter of Credit at least one hour prior to the time the Letter of Credit Issuer is required to make payment of such draw, the Borrower shall be deemed to have waived any objection to the making of such payment.
     SECTION 2.7. Competitive Bid Loans. From time to time on any Business Day occurring from and after the Effective Date but prior to the date which is fifteen Business Days prior to the final Commitment Termination Date, each Lender agrees that the Borrower may request that Competitive Bid Loan Borrowings be made in accordance with this Section. No Lender shall be permitted or required to make any Competitive Bid Loan if, after giving effect thereto, the sum of the aggregate principal amount of all Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings would exceed the Loan Commitment Amount.
     SECTION 2.7.1. Competitive Bid Loan Borrowing Request. By delivering a Competitive Bid Loan Borrowing Request to the Administrative Agent (which shall constitute an invitation to the Lenders to extend Competitive Bid Loan quotes to the Borrower) on or before 10:00 a.m. on a Business Day, the Borrower may from time to time request, on not less than two Business Day’s notice in the case of an Absolute Rate Auction, or five Business Days’ notice in the case of a LIBOR Auction, Competitive Bid Loan Borrowings, which Competitive Bid Loan Borrowing Request shall specify:
     (a) the proposed date (which shall be a Business Day) of such proposed Competitive Bid Loan Borrowing, and the aggregate principal amount of the Competitive Bid Loan to be made as part of such proposed Competitive Bid Loan Borrowing, which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000);
     (b) whether the Competitive Bid Loan quotes requested are to set forth a LIBO Rate Bid Margin or an Absolute Rate;
     (c) the proposed maturity date (with respect to each such Competitive Bid Loan, its “Competitive Bid Loan Maturity Date”) for repayment of the Competitive Bid Loan to be made as part of such Competitive Bid Loan Borrowing (which maturity date may not be later than the earlier of (i) the date occurring six months after the date of such Competitive Bid Loan Borrowing and (ii) the final Commitment Termination Date); and
     (d) in the case of Competitive Bid Loans based on the LIBOR Auction, the proposed duration of the Interest Period applicable thereto.
     SECTION 2.7.2. Invitation for Bid Loan Quotes. Promptly upon receipt of a Competitive Bid Loan Borrowing Request, the Administrative Agent shall send to the Lenders by facsimile an Invitation for Bid Loan Quotes containing the information contained in the applicable Competitive Bid Loan Borrowing Request and which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Loan quotes in response thereto.
     SECTION 2.7.3. Submission and Contents of Bid Loan Quotes. (a) If any Lender, in its sole and absolute discretion, elects to offer to make a Competitive Bid Loan to the Borrower as part of any Competitive Bid Loan Borrowing at a rate of interest specified by such Lender in its sole and absolute discretion, it shall deliver to the Administrative Agent, not later than 11:00 a.m. (x) on the third Business Day prior to the proposed date of the Competitive Bid Loan Borrowing, in the case of a LIBOR Auction or (y) on the Business Day prior to the proposed date of the Competitive Bid Loan Borrowing, in the case of an Absolute Rate Auction, a Competitive Bid Loan Offer. Each such Competitive Bid Loan Offer shall specify:
     (i) the proposed date of the Competitive Bid Loan Borrowing, which shall be the same as that set forth in the applicable Invitation for Bid Loan Quotes;
     (ii) the principal amount of the Competitive Bid Loan which such Lender would be willing to make as part of such proposed Competitive Bid Loan Borrowing, which principal amount may be greater than, less than or equal to such Lender’s Percentage of the Loan Commitment Amount, but which amount shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000;
     (iii) in the case of a LIBOR Auction, the LIBO Rate Bid Margin, and in the case of an Absolute Rate Auction, the Absolute Rate therefor; and

     (iv) the identity of the quoting Lender.
     (b) Any Competitive Bid Loan Offer that (i) is not substantially in the form of Exhibit H-2 hereto or does not specify all of the information required in clause (a), (ii) contains qualifying, conditional or similar language, (iii) contains proposed terms other than or in addition to those set forth in the applicable Invitation for Bid Loan Quotes or (iv) arrives after the time set forth in clause (a) shall be disregarded by the Administrative Agent and not forwarded to the Borrower pursuant to Section 2.7.4; provided, however, that a Lender may submit, and the Administrative Agent will accept, any subsequent Competitive Bid Loan Offer of a Lender which is submitted solely to correct a manifest error in an earlier Competitive Bid Loan Offer submitted by such Lender.
     SECTION 2.7.4. Notice to Borrower. The Administrative Agent shall (by telephone, confirmed by facsimile), by 2:00 p.m. (a) on the third Business Day prior to the proposed date of Competitive Bid Loan Borrowing, in the case of a LIBOR Auction and (b) on the Business Day prior to the proposed date of Competitive Bid Loan Borrowing, in the case of an Absolute Rate Auction, notify the Borrower of the terms of any properly submitted Competitive Bid Loan Offer submitted by a Lender. The Administrative Agent’s notice to the Borrower shall specify (i) the aggregate principal amount of Competitive Bid Loans for which offers have been received in respect of the related Invitation for Bid Loan Quotes, (ii) the respective principal amounts and Competitive Bid Rates so offered, and (iii) the identity of such quoting Lenders.
     SECTION 2.7.5. Competitive Bid Loan Acceptance. The Borrower will, at any time prior to 4:00 p.m. (a) on the third Business Day prior to the proposed date of Competitive Bid Loan Borrowing, in the case of a LIBOR Auction or (b) on the Business Day prior to the proposed date of Competitive Bid Loan Borrowing, in the case of an Absolute Rate Auction, either
     (a) irrevocably cancel the Competitive Bid Loan Borrowing Request that requested such Competitive Bid Loan Borrowing by giving the Administrative Agent (which shall promptly notify each Lender) telephonic notice (promptly confirmed in writing) to that effect (and, for purposes of this Section, a failure on the part of the Borrower to timely notify the Administrative Agent under the terms of this Section shall be deemed to be non-acceptance of all offers so notified to it pursuant to this Section); or
     (b) irrevocably accept one or more of the offers made by any Lender or Lenders pursuant to Section 2.7.3 by giving the Administrative Agent telephonic notice (and the Administrative Agent shall, promptly upon receiving such telephonic notice from the Borrower, notify each Lender whose Competitive Bid Loan Offer has been accepted), which telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a Competitive Bid Loan Borrowing Notice, copies of which shall thereafter be forwarded to each of the Lenders, of (i) the amount of the Competitive Bid Loan Borrowing to be made on such date, and (ii) the amount of the Competitive Bid Loan (which amount shall not be greater than, but which may be less than, the amount offered by such Lender for such Competitive Bid Loan pursuant to Section 2.7.3) to be made by such Lender as part of such Competitive Bid Loan Borrowing, and reject any remaining offers made by Lenders pursuant to Section 2.7.3 by giving the Administrative

Agent (which shall promptly give to the Lenders) notice to that effect; provided, however, that (A) the aggregate amount of the Competitive Bid Loan Offers accepted by the Borrower shall not exceed the principal amount specified in the applicable Competitive Bid Loan Borrowing Request; and (B) no Lender shall, without its prior written consent (in its sole and absolute discretion), be required to make a Competitive Bid Loan in a principal amount of less than $5,000,000 and in integrals of other than $1,000,000.
     SECTION 2.7.6. Funding of Competitive Bid Loans. On or before 11:00 a.m. on the date specified for each Competitive Bid Loan hereunder, each Lender participating in the making of such Loan shall deposit with the Administrative Agent same day funds in an amount equal to the amount of such Loan to be made by such Lender. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Competitive Bid Loan Borrowing Notice.
     SECTION 2.8. Notes.
     (a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to (i) in the case of Revolving Loans, such Lender’s Percentage of the original Loan Commitment Amount, and (ii) in the case of Competitive Bid Loans, the aggregate principal amount of Competitive Bid Loans made by such Lender to the Borrower. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note(s) (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations, or any error in any such notation, shall not limit or otherwise affect any Obligations of any Obligor.
     (b) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11.1. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11.1. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
     SECTION 2.9. Increase in Loan Commitment Amount.
     (a) The Borrower shall have the right up to six months prior to the final Commitment Termination Date but not more than once in any calendar year, by notice to the Administrative Agent, to effectuate from time to time an increase (a “Commitment Increase”) in the combined Revolving Loan Commitments under this Agreement by adding to this Agreement one or more commercial banks or financial institutions (who shall, upon completion of the requirements of this Section 2.9 constitute “Lenders” hereunder) (an “Added Lender”), or by allowing one or more Lenders in their sole discretion to increase their respective Revolving Loan Commitments hereunder (each an “Increasing Lender”), so that such added and increased Revolving Loan Commitments shall equal the increase in the Loan Commitment Amount effectuated pursuant to this Section 2.9; provided that (i) no added Revolving Loan Commitment shall be less than $25,000,000, (ii) no increase in or added Revolving Credit Commitments pursuant to this Section 2.9 shall result in combined Revolving Credit Commitments exceeding $500,000,000, (iii) on the date of any request by the Borrower for a Commitment Increase and on the related Increased Commitment Date, the conditions set forth in Section 5.3 shall be satisfied, (iv) each Added Lender shall have a Revolving Loan Commitment of not less than $5,000,000, and (v) no Lender’s Revolving Loan Commitment shall be increased under this Section 2.9 without the consent of such Lender. If any Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request increase, such Lender shall be deemed to be have declined such request. The Borrower shall deliver to the Administrative Agent on or before the effective date of any increase in the Loan Commitment Amount each of the following items with respect to each Added Lender and Increasing Lender:
     (i) a written notice of the Borrower’s intention to increase the combined Revolving Loan Commitments pursuant to this Section 2.9, which shall specify each Added Lender, if any, the changes in amounts of Revolving Loan Commitments that will result, and such other information as is reasonably requested by the Administrative Agent;
     (ii) documents in form and substance satisfactory to the Administrative Agent executed and delivered by each Added Lender and each Increasing Lender, pursuant to which it becomes a party hereto or increases its Revolving Loan Commitment, as the case may be; and
     (iii) if requested by the applicable Lender, Notes or replacement Notes, as the case may be, executed and delivered by the Borrower.
     (b) Upon receipt of any notice referred to in clause (a)(i) above, the Administrative Agent shall promptly notify each Lender thereof. Upon execution and delivery of such documents and the satisfaction of the conditions set forth in Section 5.3 (the “Increased Commitment Date”), such Added Lender shall constitute a “Lender” hereunder with a Revolving Loan Commitment as specified therein, or such Lender’s Revolving Loan Commitment shall increase as specified therein, as the case may be. Immediately upon the effectiveness of the addition of such Added Lender or the increase in the Revolving Loan Commitment of such Increasing Lender under this Section 2.9 (i) the respective Percentages (and the participations in Letters of Credit) of the Lenders shall be deemed modified as appropriate to correspond to such changed combined Revolving Loan Commitments, and (ii) if there are at such time outstanding any Loan, each Lender whose Percentage has been decreased as a result of the increase in the combined Revolving Loan Commitments shall be deemed to have assigned, without recourse, to each Added Lender and Increasing Lender such portion of such Lender’s Revolving Loans as shall be necessary to effectuate such adjustment in Percentages. Each Increasing Lender and Added Lender (A) shall be deemed to have assumed such portion of such Revolving Loan and (B) shall fund to each other Lender on the Increased Commitment Date the amount of Revolving Loans assigned by it to such Lender.
     SECTION 2.10. Extension of Commitment Termination Date.
     (a) At least 45 days but not more than 60 days prior to the first and/or second anniversaries of the Closing Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Commitment Termination Date in effect at such time by one year from its then scheduled expiration. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not earlier than 30 days but not later than 20 days prior to the applicable anniversary date, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Commitment Termination Date at least 20 days prior to such anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Borrower not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Borrower’s request for an extension of the Commitment Termination Date.
     (b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.10, the Commitment Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the conditions set forth in Section 5.3 shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.10, the Commitment Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.10, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender Party (each a “Non-Consenting Lender”). To the extent that the Commitment Termination Date is not extended as to any Lender pursuant to this Section 2.10 and the Commitment(s) of such Lender are not assumed in accordance with subsection (c) of this Section 2.10 on or prior to the applicable Extension Date, the Commitment(s) of such Non-Consenting Lender shall automatically terminate in whole on such unextended Commitment Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and its obligations under Section 9.11, shall survive the Commitment Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Commitment Termination Date.
     (c) If less than all of the Lender Parties consent to any such request pursuant to subsection (a) of this Section 2.10, the Borrower may arrange for one or more Consenting Lenders or Eligible Assignees to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment(s) and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Loan Commitment of any such Eligible Assignee as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Revolving Loan Commitment of such Non-Consenting Lender is less than $5,000,000, in which case such Eligible Assignee shall assume all of such lesser amount; and provided further that:
     (i) any such Consenting Lender or Eligible Assignee shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Revolving Loans, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid fees owing to such Non-Consenting Lender as of the effective date of such assignment;
     (ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
     (iii) with respect to any such Eligible Assignee, the applicable processing and recordation fee required under Section 11.11.1 for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and its obligations under Section 9.11, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Eligible Assignee, if any, shall have delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, duly executed by such Eligible Assignee, such Non-Consenting Lender, the Borrower and the Administrative Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.10 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Eligible Assignee, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.
     (d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.10) Lenders having Revolving Loan Commitments equal to at least 50% of the Revolving Loan Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Borrower, and , subject to the satisfaction of the conditions in Section 5.3, the Commitment Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.10, and all references in this Agreement, and in the Notes, if any, to the “Commitment Termination Date” shall, with respect to each Consenting Lender and each Eligible Assignee for such Extension Date, refer to the Commitment Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Eligible Assignee) of the extension of the scheduled Commitment Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Eligible Assignee.
ARTICLE III
REPAYMENTS, PREPAYMENTS, DEPOSITS, INTEREST AND FEES
     SECTION 3.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.
     SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of (x) the Revolving Loans made by each Lender upon the Commitment Termination Date of such Lender, and (y) the Competitive Bid Loans upon the Competitive Bid Loan Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.
     (a) From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Revolving Loans; provided, that (i) any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans; (ii) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (iii) all such voluntary partial prepayments shall be, in an aggregate minimum amount of $5,000,000 and an integral multiple $1,000,000.
     (b) On each date when the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) the aggregate amount of all Letter of Credit Outstandings exceeds the Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrower shall make a mandatory prepayment of Loans and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.
     (c) Immediately upon any acceleration of the Commitment Termination Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.
     SECTION 3.1.2. Application. Each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment
     (a) with respect to application among all Loans then outstanding, first, to the principal amount of Competitive Bid Loans then outstanding, and second, to the principal amount of Revolving Loan then outstanding; provided, however, that, notwithstanding the foregoing, at any time following the occurrence and during the continuation of any Default, any prepayment or repayment of the principal of the Loans then outstanding shall be applied pro rata among all Loans then outstanding;
     (b) with respect to the types of Competitive Bid Loans then outstanding, first, to the principal amount thereof being maintained as Absolute Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof based on a LIBOR Auction; and
     (c) with respect to the types of Revolving Loans then outstanding, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.
     SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with the terms set forth below.
     SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:
     (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect;
     (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin; and
     (c) on that portion maintained as a Competitive Bid Loan, equal to the applicable Competitive Bid Rate specified by the Lender making such Competitive Bid Loan in its Competitive Bid Loan Offer with respect thereto delivered by such Lender and accepted by the Borrower pursuant to Section 2.7.
All LIBO Rate Loans and Competitive Bid Loans based on a LIBOR Auction shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan or Competitive Bid Loan.

     SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Commitment Termination Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, the Alternate Base Rate, plus, 2% per annum.
     SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
     (a) on the Commitment Termination Date therefor;
     (b) on the date of any payment or prepayment, in each case in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
     (c) with respect to Base Rate Loans, in arrears on each Quarterly Payment Date occurring after the Effective Date;
     (d) with respect to Absolute Rate Loans, on each Competitive Bid Loan Maturity Date if such maturity date occurs on or prior to the date which is three months from the applicable Borrowing Date for such Loans, otherwise on each Quarterly Payment Date occurring after the effective Date;
     (e) with respect to LIBO Rate Loans and Competitive Bid Loans based on a LIBOR Auction, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);
     (f) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and
     (g) on that portion of any Loans the Commitment Termination Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.
Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Commitment Termination Date, upon acceleration or otherwise) shall be payable upon demand.
     SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.
     SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the

Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s applicable Percentage of the sum of the average daily unused portion of the Loan Commitment Amount (net of Letter of Credit Outstandings). All commitment fees payable pursuant to this Section shall be payable by the Borrower in arrears on the Effective Date and thereafter on the first Business Day following each Quarterly Payment Date (and shall include payment through and including such Quarterly Payment Date) following the Effective Date, and on the Commitment Termination Date.
     SECTION 3.3.2. Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in the Administrative Fee Letter.
     SECTION 3.3.3. Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the Letter of Credit Issuer and each Lender, a Letter of Credit fee in an amount equal to the then effective Applicable Margin for Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Commitment Termination Date. The Borrower further agrees to pay to the Letter of Credit Issuer, quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Commitment Termination Date, an issuance fee as specified in the Issuer Fee Letter or as otherwise agreed to by the Borrower and the Letter of Credit Issuer.
ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS
     SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, and/or to make or maintain any Competitive Bid Loans based on a LIBOR Auction, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan and/or Competitive Bid Loans based on a LIBOR Auction shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding (a) LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion and (b) Competitive Bid Loans based on a LIBOR Auction shall automatically become due and payable on the date of such determination.
     SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that
     (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

     (b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans or Competitive Bid Loans based on a LIBOR Auction;
then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans or the right of the Borrower to solicit any Competitive Bid Loans based on a LIBOR Auction shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender and the Letter of Credit Issuer for any increase in the cost to such Lender or the Letter of Credit Issuer of, or any reduction in the amount of any sum receivable by such Loan Party in respect of, such Loan Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans (or Competitive Bid Loans based on a LIBOR Auction) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Loan Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and setting forth in reasonable detail the basis for requesting the additional amount required fully to compensate such Loan Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Loan Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
     SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan or a Competitive Bid Loan based on a LIBOR Auction but excluding loss of anticipated profits) as a result of
     (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan or Competitive Bid Loan based on a LIBOR Auction on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.9(b), Article III or otherwise;
     (b) any Loans not being made as (i) LIBO Rate Loans in accordance with the Borrowing Request therefor or (ii) Competitive Bid Loans based on a LIBOR Auction in accordance with the Competitive Bid Loan Acceptance therefor; or

     (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;
then, upon the written notice of such Lender setting forth in reasonable detail the basis for requesting such amount to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
     SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Loan Party or any Person controlling such Loan Party, and such Loan Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letter of Credit participated in, by such Loan Party is reduced to a level below that which such Loan Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Loan Party to the Borrower setting forth in reasonable detail the basis for requesting such amount, the Borrower shall within five days following receipt of such notice pay directly to such Loan Party additional amounts sufficient to compensate such Loan Party or such controlling Person for such reduction in rate of return. A statement of such Loan Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Loan Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
     SECTION 4.6. Taxes. The Borrower covenants and agrees as follows with respect to Taxes.
     (a) Any and all payments by the Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Loan Party under any Loan Document, then:
     (i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and
     (ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

     (b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.
     (c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.
     (d) Subject to clause (f), the Borrower shall indemnify each Loan Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Loan Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Loan Party, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Loan Party shall be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify each Loan Party for any incremental Taxes that may become payable by such Loan Party as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Loan Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Loan Party makes written demand therefor. The Borrower acknowledges that any payment made to any Loan Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.
     (e) Each Non-U.S. Lender, on or prior to the date on which such non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.
     (f) The Borrower shall not be obligated to gross up any payments to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of

United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrower or (iii) the obligation to gross up payments to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrower.
     SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Loan Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Loan Party its share, if any, of such payments received by the Administrative Agent for the account of such Loan Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
     SECTION 4.8. Sharing of Payments. If any Loan Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Section 3.1.2(a), 4.3, 4.4, 4.5, 4.6, 10.3 or 10.4) in excess of its pro rata share of payments obtained by all Loan Parties, such Loan Party shall purchase from the other Loan Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Loan Party to share the excess payment or other recovery ratably (to the extent such other Loan Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Loan Party, the purchase shall be rescinded and each Loan Party which has sold a participation to the purchasing Loan Party shall repay to the purchasing Loan Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Loan Party’s ratable share (according to the proportion of (a) the amount of such selling Loan Party’s required repayment to the purchasing Loan Party to (b) total amount so recovered from the purchasing Loan Party) of any interest or other amount paid or payable by the purchasing Loan Party in respect of the total amount so recovered. The Borrower agrees that any Loan Party purchasing a participation from another Loan Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Loan Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Loan Party receives a secured claim in lieu of a setoff to which this Section applies, such Loan Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Loan Parties entitled under this Section to share in the benefits of any recovery on such secured claim.
     SECTION 4.9. Setoff. Each Loan Party shall, upon the occurrence and during the continuance of any Event of Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Loan Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Loan Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Loan Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Loan Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Loan Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Loan Party may have.
     SECTION 4.10. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Lender to become entitled to receive payments (an “Affected Lender”) under Section 4.3, 4.4, 4.5 or 4.6, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, issue, fund or maintain its Credit Extensions, including any affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may elect in its sole discretion, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 4.3, 4.4, 4.5 or 4.6 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, that such Lender will not be obligated to utilize such other office pursuant to this Section 4.10 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 4.10 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     SECTION 4.11. Removal or Substitution of a Lender. Anything contained herein to the contrary notwithstanding, in the event that (a) any Lender (each, an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 4.3, 4.4, 4.5 or 4.6 the circumstances of which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal, or (b) any Lender, at the direction or request of any Governmental Authority, defaults (each, a “Defaulting Lender”) in its obligation to fund, the default period for such Defaulting Lender shall remain in effect, and such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default, then, with respect to each such Increased Cost Lender or Defaulting Lender (each, a “Terminated Lender”), the Borrower may, so long as no Default shall have occurred and be continuing, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each, a “Substitute Lender”) in accordance with the provisions of Section 10.11.1 and the Borrower shall pay any fees payable thereunder in connection with such assignment; provided, (x) on the date of such assignment, the Substitute Lender shall pay to the Terminated Lender an amount equal to the sum of (i) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, plus, (ii) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender and (y) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 4.3, 4.4, 4.5 or 4.6 or otherwise as if it were a prepayment. Upon the payment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS
     SECTION 5.1. Initial Credit Extension. The obligations of the Lenders and the Letter of Credit Issuer to make the initial Credit Extensions on the Closing Date (if any), and the

occurrence of the Closing Date, shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.
     SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from the Borrower (a) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, and (b) a certificate, dated the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary (with counterparts for each Lender), as to
     (a) resolutions of the Borrower’s Board of Directors then in full force and effect authorizing, to the extent relevant, all aspects of the transactions contemplated hereby applicable to the Borrower and the execution, delivery and performance of each Loan Document to be executed by the Borrower;
     (b) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document to be executed by the Borrower; and
     (c) the full force and validity of each Organic Document of the Borrower and copies thereof;
upon which certificates each Loan Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary of the Borrower canceling or amending its prior certificate.
     SECTION 5.1.2. Certificate; Notice. The Administrative Agent shall have received, with counterparts for each Lender
     (a) the Borrower Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Borrower Closing Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.
     (b) a Rating Notice, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall certify its Senior Unsecured Debt Rating as of the Closing Date, as previously announced by S&P and/or Moody’s.
     SECTION 5.1.3. Existing Credit Agreement. All Indebtedness outstanding under the Existing Credit Agreement, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full and the commitments in respect of such Indebtedness shall have been terminated.
     SECTION 5.1.4. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 10.3.

     SECTION 5.1.5. Litigation, etc. There shall exist no pending or (to the knowledge of the Borrower or any of its Subsidiaries) threatened litigation, proceedings or investigations (exclusive of litigation that has been publicly disclosed on or prior to June 15, 2007) which could reasonably be expected to have a material adverse effect on the financial condition, operations, business or properties of the Borrower and its Subsidiaries, taken as a whole.
     SECTION 5.1.6. Compliance Certificate. The Administrative Agent shall have received, with counterparts for each Lender, an initial Compliance Certificate on a pro forma basis as if the initial Credit Extension had been made as of March 31, 2007 and as to such items therein as the Administrative Agent reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.
     SECTION 5.1.7. Opinions of Counsel. The Administrative Agent shall have received an opinion letter, dated the Closing Date and addressed to the Administrative Agent and all Lenders, from Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Borrower, in form, scope and substance reasonably satisfactory to the Administrative Agent.
     SECTION 5.1.8. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Note duly executed and delivered by an Authorized Officer of the Borrower.
     SECTION 5.1.9. Required Consents and Approvals. All required material consents and approvals shall have been duly obtained and be in full force and effect with respect to the transactions contemplated hereby and the continuing operations of the Borrower from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval is so required to effect the transactions and all applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or otherwise impose any adverse conditions on the transactions and related financing contemplated hereby.
     SECTION 5.1.10. No Material Adverse Change. Other than any material adverse change resulting from facts that have been (a) publicly disclosed by the Borrower on or prior to June 15, 2007 or (b) otherwise disclosed to the Lenders prior to the Closing Date, there has been no material adverse change in the financial condition, operations, business or properties of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2006.
     SECTION 5.2. All Credit Extensions. The obligation of each Lender and the Letter of Credit Issuer to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.
     SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof), the following statements shall be true and correct:
     (a) the representations and warranties set forth in each Loan Document (other than those set forth in Sections 6.6 and 6.7(a)) shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and
     (b) no Default shall have then occurred and be continuing.
     SECTION 5.2.2. Credit Extension Request, etc. The Administrative Agent shall have received a Borrowing Request if Loans are being requested, or a Letter of Credit Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Letter of Credit Issuance Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.
     SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.
     SECTION 5.3. Commitment Increase and Extension of Commitment Termination Date. Each Commitment Increase pursuant to Section 2.9 and each extension of the Commitment Termination Date pursuant to Section 2.10 shall be subject to the satisfaction of the conditions precedent that, both before and after giving effect thereto, the following statements shall be true and correct:
     (a) the representations and warranties set forth in each Loan Document (other than those set forth in Sections 6.6 and 6.7(a)) shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
     (b) no Default shall have then occurred and be continuing; and
     (c) (i) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase or extension of Commitment Termination Date, as applicable, and the corresponding modifications to this Agreement and (ii) if requested, an opinion of counsel for the Borrower (which may be in-house counsel), in form, scope and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     In order to induce the Loan Parties to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Loan Party as set forth in this Article.
     SECTION 6.1. Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to have such power and authority or hold such licenses, permits or other approvals could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the transactions contemplated hereby, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the transactions contemplated hereby are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not
     (a) contravene any (i) Obligor’s Organic Documents, (ii) or result in a default under any material contractual restriction binding on or affecting any Obligor, (iii) court decree or order binding on or affecting any Obligor or (iv) law or governmental regulation binding on or affecting any Obligor in a material manner; or
     (b) result in, or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement).
     SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the consummation of the transactions contemplated hereby and the due execution, delivery or performance by any Obligor of any Loan Document, in each case by the parties thereto. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     SECTION 6.4. Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
     SECTION 6.5. Financial Information. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the Audited Financial Statements, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     SECTION 6.6. No Material Adverse Effect. Other than any Material Adverse Effect resulting from facts that have been (a) publicly disclosed by the Borrower on or prior to June 15, 2007 or (b) otherwise disclosed to the Lenders prior to the Closing Date, there has been no Material Adverse Effect since December 31, 2006.
     SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy:
     (a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrower, any of its Subsidiaries or any other Obligor, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or
     (b) which purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated hereby.
     SECTION 6.8. Subsidiaries. The Borrower has (a) no U.S. Subsidiaries, except those U.S. Subsidiaries which are identified in Item 6.8(a) of the Disclosure Schedule, or which have been organized or acquired, including pursuant to Section 7.2.4, or (b) no Significant Subsidiaries, except those Significant Subsidiaries which are identified in Item 6.8(b) of the Disclosure Schedule.
     SECTION 6.9. Ownership of Properties. The Borrower and each of its Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted hereunder.
     SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all material tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     SECTION 6.11. Pension and Welfare Plans. During the one-year period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     SECTION 6.12. Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:
     (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect;
     (b) (i) there have been no past, and there are no pending or threatened claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law, in each case, which could reasonably be expected to have a Material Adverse Effect;
     (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;
     (d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;
     (e) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;
     (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

     (g) neither the Borrower nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;
     (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and
     (i) to the best of the Borrower’s knowledge, no conditions exist at, on or under any property now or previously owned or leased by the Borrower which with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law or which condition could reasonably be expected to result in a Material Adverse Effect.
     SECTION 6.13. Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Loan Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby, when taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Loan Party, when taken as a whole, will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified; provided, that, to the extent any such statement or information was based upon or constitutes a forecast or forward looking statement, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such statements or information (it being understood that forecasts and forward looking statements are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control and that no guarantee can be given that such forecasts and forward looking statements will be realized).
     SECTION 6.14. Compliance with Laws; Authorizations. Except as disclosed in Item 6.14 of the Disclosure Schedule, the Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of its businesses or the ownership of its properties, including Environmental Laws except to the extent such compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could be reasonably expected to have a Material Adverse Effect. The Borrower and its

Subsidiaries have obtained all authorizations necessary and appropriate to own and operate their businesses and all such authorizations are in full force and effect, except where the failure to so obtain such authorizations or to so keep such authorizations in full force and effect could not be reasonably expected to have a Material Adverse Effect.
     SECTION 6.15. Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
     SECTION 6.16. No Contractual or Other Restrictions. No Subsidiary is a party to any agreement or other contractual arrangement that limits its ability to (a) pay dividends to, or otherwise make Investments in or other payments to, the Borrower or (b) grant Liens solely in favor of the Administrative Agent other than non-material agreements and contractual arrangements which impose limitations on a Subsidiary’s ability to grant Liens thereon in favor of the Administrative Agent.
     SECTION 6.17. Capitalization. Attached as Schedule III hereto is a true, complete and accurate description as of the Closing Date of the equity capital structure of the Borrower and its Subsidiaries showing accurate ownership percentages of the Borrower in such Subsidiaries. Except as set forth on Schedule III hereto, there are no (a) preemptive rights, outstanding subscriptions, warrants or options to purchase any Capital Securities of any such Subsidiaries, (b) obligations of any Person to redeem or repurchase any of its securities and (c) other agreements, arrangements or plans to which any Person is a party or of which the Borrower has knowledge that could directly or indirectly affect the capital structure of such Subsidiaries. All such Capital Securities (i) are validly issued and fully paid and non-assessable and (ii) are owned of record and beneficially as set forth on Schedule III hereto or as otherwise disclosed in writing to the Administrative Agent, free of any Lien, except for Liens otherwise permitted under this Agreement.
ARTICLE VII
COVENANTS
     SECTION 7.1. Affirmative Covenants. The Borrower agrees with each Lender, the Letter of Credit Issuer and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish or cause to be furnished to the Administrative Agent (with sufficient copies for each Lender) copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within 45 days (or if such 45th day is not a Business Day, the immediately succeeding Business Day) after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower;
     (b) as soon as available and in any event within 90 days (or if such 90th Day is not a Business Day, the immediately succeeding Business Day) after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent, which shall include a calculation of the financial covenant set forth in Section 7.2.3 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;
     (c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, showing compliance with the financial covenant set forth in Section 7.2.3 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or an Obligor has taken or proposes to take with respect thereto);
     (d) as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or such Obligor has taken and proposes to take with respect thereto;
     (e) as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;
     (f) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;
     (g) immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of

ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;
     (h) promptly and in any event within three Business Days following receipt of any notice from S&P or Moody’s of a change in the Senior Unsecured Debt Rating, a copy of such notice substantially in the form attached hereto as Exhibit G (such notice, a “Rating Notice”);
     (i) immediately upon becoming aware of such circumstance, the name and any other information reasonably requested by the Administrative Agent in respect of any Subsidiary which has become a Significant Subsidiary; and
     (j) such other financial and other information as any Lender or the Letter of Credit Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).
     SECTION 7.1.2. Maintenance of Existence; Compliance with Laws, etc. The Borrower will, and will cause each of its Significant Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.4), and comply with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon the Borrower or its Significant Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or its Significant Subsidiaries, as applicable, in each case unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     SECTION 7.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Significant Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower and its Significant Subsidiaries may be properly conducted at all times, unless the Borrower or such Significant Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, in each case unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     SECTION 7.1.4. Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to:
     (a) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Significant Subsidiaries; and
     (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.
     SECTION 7.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit each Loan Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss each Obligor’s financial matters, upon the reasonable request of such Loan Party and in the presence of the Borrower, with each Loan Party or their representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of such independent public accountant incurred in connection with any Loan Party’s exercise of its rights pursuant to this Section.
     SECTION 7.1.6. Environmental Law Covenant. The Borrower will, and will cause each of its Subsidiaries to,
     (a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where failure to comply could not reasonably result in a Material Adverse Effect; and
     (b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law, except where failure to comply could not reasonably result in a Material Adverse Effect.
     SECTION 7.1.7. Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions (a) to partially finance the Refinancing, (b) to pay fees and expenses associated with the transactions contemplated hereby, and (c) for working capital and general corporate purposes of the Borrower (including to finance acquisitions, to finance stock redemptions to the extent permitted pursuant to Section 7.2.8, and to “back-stop” unsecured commercial paper of the Borrower).
     SECTION 7.1.8. Senior Unsecured Debt Rating. The Borrower will take all reasonable actions to cause S&P and Moody’s to rate the Borrower’s non-credit enhanced, long-term senior unsecured Indebtedness at all times.

     SECTION 7.1.9. Assets Owned by Significant Subsidiaries. The Borrower and the Significant Subsidiaries will at all times account for no less than 95% of the consolidated revenues and the consolidated tangible net worth (valued at the lesser of (a) fair market value or (b) book value) of the Borrower and its Subsidiaries taken as a whole.
     SECTION 7.2. Negative Covenants. The Borrower covenants and agrees with each Lender, the Letter of Credit Issuer and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement (including the Permitted Business Activities) and activities reasonably incidental or related thereto.
     SECTION 7.2.2. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:
     (a) (i) Liens existing as of the Effective Date and disclosed in Item 7.2.2(a) of the Disclosure Schedule and (ii) Liens securing any extension, renewal or replacement of any obligations secured by any such Lien, provided, that, (x) in respect of Liens permitted pursuant to clause (i), no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date), and (y) in respect of Liens permitted pursuant to clause (ii), such Lien shall only cover the same assets which originally secured the obligations being extended, renewed or replaced;
     (b) Liens securing Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of property of the Borrower or any of its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower or any of its Subsidiaries; provided, that (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets being acquired;
     (c) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (d) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
     (e) judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;
     (f) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
     (g) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (h) so long as no Event of Default has occurred and is continuing at the date of incurrence thereof, other Liens securing Indebtedness in an aggregate amount at any time outstanding not to exceed $150,000,000; and
     (i) Liens arising from precautionary UCC financing statement filings relating solely to leases (including Synthetic Leases and Capitalized Lease Liabilities) not otherwise prohibited by this Agreement.
     SECTION 7.2.3. Financial Condition and Operations. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter occurring during the term of this Agreement to be less than 1.00:1.00.
     SECTION 7.2.4. Consolidation, Merger, etc. The Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except
     (a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower, and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Borrower; and
     (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower may purchase all or substantially all of the assets or Capital Securities of any Person (or any division thereof), or acquire such Person by merger.
     SECTION 7.2.5. Permitted Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose (in one transaction or a series of transactions during the term of this Agreement) of more than (a) 25% of the consolidated Tobacco Business Assets of the Borrower and its Subsidiaries as shown in the Audited Financial Statements, plus, (b) 25% of the excess of (i) the value of the consolidated Tobacco Business Assets of the Borrower and its Subsidiaries as shown in the audited consolidated financial statements of the Borrower and its Subsidiaries as at the last day of any Fiscal Year (the “Subject Fiscal Year”) over (ii) the value of the consolidated Tobacco Business Assets of the Borrower and its Subsidiaries as shown in the audited consolidated financial statements of the Borrower and its Subsidiaries as at the last day of Fiscal Year immediately preceding the Subject Fiscal Year.
     SECTION 7.2.6. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates (other than the Borrower or its Significant Subsidiaries), unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person that is not one of its Affiliates.
     SECTION 7.2.7. Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting
     (a) the ability of any Obligor to amend or otherwise modify any Loan Document; or
     (b) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
The foregoing prohibitions shall not apply to (i) restrictions contained in any Loan Document or (ii) in the case of clause (b), customary restrictions and conditions contained in agreements relating to the sale of any Subsidiary of the Borrower pending the sale of such Subsidiary, provided such restrictions and conditions apply only to such Subsidiary and such sale is otherwise permitted hereunder.
     SECTION 7.2.8. Restricted Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment (other than Restricted Payments made by Subsidiaries to the Borrower or wholly owned Subsidiaries) if (a) at the time of such Restricted Payment, an Event of Default shall have occurred and be continuing or (b) an Event of Default would otherwise occur after giving effect to any such Restricted Payment.
     SECTION 7.2.9. Guaranty of Senior Notes. The Borrower will not permit any of its Subsidiaries to execute and deliver any guaranty in favor of the holders of the Senior Notes unless such Subsidiaries execute and deliver a guaranty of all of the Obligations in favor of the Lenders, the Letter of Credit Issuer and the Administrative Agent on substantially similar terms.

ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.
     SECTION 8.1.1. Nonpayment of Obligations. The Borrower shall default in the payment or prepayment when due of (a) any principal of any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4, or (b) any interest on any Loan, any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.
     SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.
     SECTION 8.1.3. Nonperformance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under clauses (d) and (e) of Section 7.1.1, Section 7.1.7 or Section 7.2.
     SECTION 8.1.4. Nonperformance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.
     SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Significant Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $50,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.
     SECTION 8.1.6. Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $50,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of its Significant Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
     SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan
     (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000,000 in the aggregate for all Pension Plans; or
     (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.
     SECTION 8.1.8. Change in Control. Any Change in Control shall occur.
     SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Significant Subsidiaries shall
     (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
     (b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
     (c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that the Borrower and each Significant Subsidiary hereby expressly authorizes each Loan Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
     (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower or any Significant Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Significant Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Borrower and each Significant Subsidiary hereby expressly authorizes each Loan Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (e) take any action authorizing, or in furtherance of, any of the foregoing.

     SECTION 8.1.10. Validity of Loan Documents, etc. Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto, or any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.
     SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.
     SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     SECTION 9.1. Actions. Each Lender hereby appoints Citibank as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document (including attorneys’ fees), and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of an Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
     SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by (a) 3:00 p.m. on the Business Day prior to a Revolving Loan Borrowing (or by 11:00 a.m. on the date of a Borrowing in the case of a “same-day” Borrowing of Base Rate Loans) or (b) 5:00 p.m. on the Business Day prior to a Competitive Bid Loan Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing, in the case of Revolving Loans, or the amount of its Competitive Bid Loan Offer that has been accepted by the Borrower, in the case of Competitive Bid Loans, in either case on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.
     SECTION 9.3. Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Loan Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.
     SECTION 9.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall be reasonably acceptable to the Borrower and shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.
     SECTION 9.5. Loans by Citibank. Citibank shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. Citibank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if Citibank were not the Administrative Agent hereunder.
     SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.
     SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.
     SECTION 9.8. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Loan Parties.
     SECTION 9.9. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Loan Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.
     SECTION 9.10. Other Agents. Any Person identified on the signature pages of this Agreement as a “Co-Syndication Agent” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as a Lender to the extent it is a Lender hereunder. Without limiting the foregoing, a Lender so identified as a “Co-Syndication Agent” shall not have or be deemed to have any fiduciary relationship with any Lender. Each Person party hereto acknowledges that it has not relied, and will not rely, on any Person so identified as a “Co-Syndication Agent” in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.
     SECTION 9.11. Lender Indemnification. (a) Each Lender hereby severally indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent from and against such Lender’s Percentage of any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, the Notes or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative

Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.
     (b) Each Lender hereby severally indemnifies the Letter of Credit Issuer (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Percentage of any and all claims, damages, losses, liabilities and expenses of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any the Letter of Credit Issuer in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Letter of Credit Issuer hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities and expenses resulting from the Letter of Credit Issuer’s gross negligence or willful misconduct.
     (c) The failure of any Lender to reimburse the Administrative Agent or the Letter of Credit Issuer promptly upon demand for its Percentage of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or the Letter of Credit Issuer for its Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or the Letter of Credit Issuer for such other Lender’s Percentage of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.11 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Administrative Agent and the Letter of Credit Issuer agrees to promptly return to the Lenders their respective Ratable Shares of any amounts paid under this Section 9.11 that are subsequently reimbursed by the Borrower.
ARTICLE X
MISCELLANEOUS PROVISIONS
     SECTION 10.1. Waivers, Amendments, etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:
     (a) modify this Section without the consent of all Lenders;
     (b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Commitment Termination Date or Competitive Bid Loan Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

     (c) reduce the principal amount of or rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender;
     (d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;
     (e) increase the Stated Amount of any Letter of Credit unless consented to by the Letter of Credit Issuer;
     (f) except as otherwise expressly provided in a Loan Document, release the Borrower from its Obligations under the Loan Documents without the consent of all Lenders; or
     (g) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or the Letter of Credit Issuer (in its capacity as Letter of Credit Issuer), unless consented to by the Administrative Agent or the Letter of Credit Issuer, as applicable.
No failure or delay on the part of any Loan Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Loan Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 10.2. Notices; Time. (a) All notices and other communications provided under each Loan Document shall, except as provided in paragraph (b) below, be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or the Administrative Agent, at its address or facsimile number set forth below its signature in this Agreement, and if to a Lender or the Letter of Credit Issuer to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by prepaid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.
     (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 7.1.1(a), (b) or (f) shall be delivered to the Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
     (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
     SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable and invoiced expenses of the Administrative Agent (including the reasonable and invoiced fees and out-of-pocket expenses of Shearman & Sterling LLP, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with
     (a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and
     (b) the filing or recording of any Loan Document and all amendments, supplements, amendment and restatements and other modifications to any thereof, any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and
     (c) the preparation and review of the form of any document or instrument relevant to any Loan Document.
The Borrower further agrees to pay, and to save each Loan Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse each Loan Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to each Loan Party) incurred by such Loan Party in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.
     SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Loan Party, the Borrower hereby indemnifies, exonerates and holds each Loan Party, the Lead Arranger and each of their respective officers, directors, employees, investment advisors, trustees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to
     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the transaction contemplated hereby;
     (b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);
     (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;
     (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;
     (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or
     (f) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);
except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
     SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.
     SECTION 10.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 10.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
     SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent.
     SECTION 10.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS

LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
     SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders.
     SECTION 10.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letter of Credit Outstandings and Commitments to one or more other Persons in accordance with this the terms set forth below.
     SECTION 10.11.1Assignments. Any Lender, pursuant to a Lender Assignment Agreement,
     (a) with the consent of the Borrower, the Administrative Agent and the Letter of Credit Issuer (which consents shall not be unreasonably delayed or withheld and, which consent, in the case of the Borrower, shall not be required during the continuation of an Event of Default; provided, however, that the Administrative Agent, the Letter of Credit Issuer and the Borrower may withhold such consent in their sole discretion to an assignment to a Person not satisfying the credit ratings set forth in clause (f)) may at any time assign and delegate to one or more Eligible Assignees; and
     (b) upon notice to the Borrower, the Administrative Agent and the Letter of Credit Issuer, and upon the consent of the Administrative Agent and the Letter of Credit Issuer (such consents not to be unreasonably delayed or withheld), may assign and delegate to any of its Affiliates or to any other Lender;
(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s Loans, Letter of Credit Outstandings and Commitments in a minimum aggregate amount of $5,000,000, and in increments of $1,000,000 in excess thereof, in the case of assignments to Assignee Lender’s other than such Lender’s Affiliates or any other Lender (or, if less, the entire remaining amount of such Lender’s Loans, Letter of Credit Outstandings and Commitments); provided, however, that the assigning Lender must assign a pro rata portion of such Loans, Letter of Credit Outstandings and Commitments. Each Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned and delegated to an Assignee Lender until

     (c) notice of such assignment and delegation, together with (i) payment instructions, (ii) the Internal Revenue Service forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, and (iii) addresses and related information with respect to such Assignee Lender, shall have been delivered to the Borrower and the Administrative Agent by such Person by whom such assignment and delegation is made (the “Assignor Lender”) and such Assignee Lender;
     (d) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and
     (e) the processing fees described below shall have been paid.
From and after the date that the Administrative Agent accepts such Lender Assignment Agreement and such assignment is registered with Register pursuant to clause (b) of Section 2.8, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents but shall continue to be entitled to the benefits of the provisions of this Agreement which by their terms survive the Termination Date. Within five Business Days after its receipt of notice that the Administrative Agent has received and accepted an executed Lender Assignment Agreement (and if requested by the Assignee Lender), but subject to clause (c), the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder (and if requested by such Lender), a replacement Note in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Note. The Assignor Lender shall mark each predecessor Note “exchanged” and deliver each of them to the Borrower. Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Such Assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement; provided, that no such processing fee shall be required in connection with any such assignment and delegation (i) by a Lender to its Affiliate, (ii) by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee) or (iii) if the nonpayment of the processing fee is otherwise consented to in writing by the Administrative Agent. Any attempted assignment and delegation not made in accordance with this Section shall be null and void. Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the Borrower or the Administrative Agent) pledge its Loans to (a) a Federal

Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (b) in the case of any Lender which is a fund that invests in loans, any trustee or any other representative of holders of obligations owed or securities issued by such Lender as security for such obligations or securities; provided, that, no such pledge or assignment shall (x) release any Lender from any of its obligations hereunder or (y) substitute any such pledgee or assignee for such Lender as a party hereto.
     (f) In the event that (i) any Lender shall refuse or otherwise fail to fund its portion of any unreimbursed payment under Section 2.6.1 or shall have notified the Borrower, the Letter of Credit Issuer and/or the Administrative Agent in writing that it does not intend to comply with its obligations under Section 2.6.1 (in each case, other than as to a commercially reasonable assertion that a condition precedent to fund has not been satisfied in accordance with the terms of this Agreement) or (ii) S&P or Moody’s, shall, after the date that any Person becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB or Baa3, respectively, or the equivalent, then the Letter of Credit Issuer and, so long as no Default shall have occurred and be continuing, the Borrower shall each have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with a financial institution (a “Replacement Lender”) acceptable to the Borrower, the Administrative Agent and the Letter of Credit Issuer (such consents not to be unreasonably withheld or delayed; provided, that no such consent shall be required if the Replacement Lender is an existing Lender), and upon any such downgrading of any Lender’s long-term certificate of deposit rating, each such Lender hereby agrees to transfer and assign (in accordance with Section 10.11.1) all of its Commitments and other rights and obligations under the Loan Documents (including Reimbursement Obligations) to such Replacement Lender; provided, however, that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Lender’s Loans and its Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2, 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, which shall be paid by the Borrower), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.
     SECTION 10.11.2 Participations. Any Lender may sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that
     (a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations under any Loan Document;
     (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

     (c) each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under each Loan Document;
     (d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (a), (b), (c) or (f) of Section 10.1 with respect to Obligations participated in by such Participant;
     (e) the Borrower shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold; and
     (f) such Lender shall, as agent of the Borrower solely for the purpose of this Section, record in book entries maintained by such Lender the name of its Participants and the amount such Participants are entitled to receive in respect of any participating interests sold pursuant to this Section.
The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.1, 10.3 and 10.4, shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrower for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.
     SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, the Letter of Credit Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 10.13. Confidentiality. In handling all information furnished to, or obtained by, the Administrative Agent and the Lenders pursuant to this Agreement, the Administrative Agent and each Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information received hereunder except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of the Administrative Agent or any Lender in connection with their present or prospective business relations with the Borrower, (ii) to prospective transferees, assignees or purchasers of an interest in the Loans and/or Commitments who have agreed in writing to be bound by the confidentiality provisions hereof and to any direct or indirect contractual counterparties (or the professional advisors thereto) in agreements or arrangements evidencing Hedging Obligations; provided, that such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.13, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order, provided that the Administrative Agent and each Lender shall, to the extent it would not be unlawful, use reasonable efforts to afford the Borrower the opportunity to contest any such rule, order or subpoena and (iv) as may be required in connection with the examination, audit or similar investigation of the Administrative Agent or any Lender.
     SECTION 10.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LETTER OF CREDIT ISSUER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.
     SECTION 10.15. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, THE LETTER OF CREDIT ISSUER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST

EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LETTER OF CREDIT ISSUER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND THE LETTER OF CREDIT ISSUER ENTERING INTO THE LOAN DOCUMENTS.
     SECTION 10.16. Patriot Act Notice. Each Lender, the Letter of Credit Issuer and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Letter of Credit Issuer or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers there unto duly authorized as of the day and year first above written.

UST INC.
By:	/s/ Kenneth R. Hopson
Name Kenneth R. Hopson
Title: Treasurer

Address:	100 West Putnam Avenue Greenwich, Connecticut 06830
Facsimile No.: (203) 863-7268
Attention:

CITIBANK, N.A., as Administrative Agent

By:	/s/ John Judge
Name John Judge
Title: Vice President

Address:	Two Penns Way New Castle, Delaware 19720
Facsimile No.: (212) 994-0961
Attention: Loan Syndications/Valerie Burrows

LENDERS: CITIBANK, N.A.
By:	/s/ John Judge
Title: Vice President

THE BANK OF NOVA SCOTIA
By:	/s/ Brian S. Allen
Title: Managing Director

CALYON NEW YORK BRANCH
By:	/s/ Michael Madnick
Title: Managing Director

By:	/s/ Yuri Muzichenko
Title: Director

CITIZENS BANK OF MASSACHUSETTS
By:	/s/ Stephen Woods
Title: Executive Vice President

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Robert M. Martin
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Eric Cosgrove
Title: Assistant Vice President

MORGAN STANLEY BANK
By:	/s/ Daniel Twengo
Title: Authorized Signatory

UBS LOAN FINANCE LLC
By:	/s/ Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Title: Associate Director

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Mary H. Carey
Title: Vice President

SCHEDULE I
DISCLOSURE SCHEDULE TO CREDIT AGREEMENT
ITEM 6.7. Litigation.
ITEM 6.8.(a) Existing Subsidiaries.
ITEM 6.8.(b) Existing Significant Subsidiaries.
ITEM 6.11. Pension and Welfare Plans.
ITEM 6.12. Environmental Matters.
ITEM 6.14. Compliance With Laws.
ITEM 7.2.2(a) Ongoing Liens.

EXHIBIT A-1
REVOLVING NOTE

$	June 29, 2007
     FOR VALUE RECEIVED, the undersigned, UST INC., a Delaware corporation (the “Borrower”), unconditionally promises to pay to the order of                      (the “Lender”), on the Commitment Termination Date applicable to the Lender the principal sum of                      DOLLARS ($                     ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto (including the Lender), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.
     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
     Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
     This Revolving Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security (if any) for this Revolving Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Revolving Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable.
     The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the schedule attached to this Revolving Note (or on any continuation of such schedule), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period (if any) applicable to, the Revolving Loans evidenced hereby. Such notations shall be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.
     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

     THIS REVOLVING NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

UST INC.
By
Name:
Title:

REVOLVING LOANS AND PRINCIPAL PAYMENTS

	Amount of			Amount of Principal		Unpaid Principal
	Revolving Loan Made		Interest	Repaid		Balance
	Alternate	LIBO	Period	Alternate	LIBO	Alternate	LIBO		Notation
Date	Base Rate	Rate	(If Applicable)	Base Rate	Rate	Base Rate	Rate	Total	Made By

EXHIBIT A-2
COMPETITIVE BID LOAN NOTE

$	,
     FOR VALUE RECEIVED, the undersigned, UST INC., a Delaware corporation (the “Borrower”), unconditionally promises to pay to the order of                      (the “Lender”), on *                                          ,                      , the principal sum of                      DOLLARS ($                     ) or, if less, the unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower from time to time pursuant to the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto (including the Lender), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.
     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
     Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
     This Competitive Bid Loan Note is one of the Competitive Bid Loan Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security (if any) for this Competitive Bid Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Competitive Bid Loan Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable.
     The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the schedule attached to this Competitive Bid Loan Note (or on any continuation of such schedule), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period (if any) applicable to, the

*	INSERT APPLICABLE COMPETITIVE BID LOAN MATURITY DATE.

Competitive Bid Loans evidenced hereby. Such notations shall be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.
     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.
     THIS COMPETITIVE BID LOAN NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

UST INC.
By
Name:
Title:

COMPETITIVE BID LOAN AND PAYMENTS

		Competitive Bid		Amount of Interest	Amount of Principal	Outstanding
Date	Amount of Loan	Loan Maturity Date	Interest Period	Payment	Payment	Principal Balance	Notation Made By

EXHIBIT B-1
REVOLVING LOAN
BORROWING REQUEST
Citibank, N.A.
as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
UST INC.
          Gentlemen and Ladies:
     This Revolving Loan Borrowing Request is delivered to you pursuant to Section 2.3 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     The Borrower hereby requests that a Revolving Loan be made in the aggregate principal amount of $                     on                      ___,                     as a *[LIBO Rate Loan having an Interest Period of [one] [two] [three] or [six] month(s)] [Base Rate Loan].
     The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Revolving Loan Borrowing Request and the acceptance by the Borrower of the proceeds of the Revolving Loan requested hereby constitute a representation and warranty by the Borrower that, on the date of such Revolving Loan, and immediately before and after giving effect thereto and to the application of the proceeds therefrom, all the statements set forth in Section 5.2.1 of the Credit Agreement are true and correct in all material respects.
     The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will

*	Insert appropriate interest rate option and, if applicable, the number of months with respect to LIBO Rate Loans.

immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.
     Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be		Name, Account No.,
Transferred	Person to be Paid	Address, etc.

$

Attention:

$

Attention:

$

Balance of such proceeds
The Borrower

Attention:

     The Borrower has caused this Revolving Loan Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this                     day of                     ,                     .

UST INC.
By
Name:
Title:

EXHIBIT B-2
COMPETITIVE BID LOAN BORROWING REQUEST
Citibank, N.A.,
     as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
UST Inc.
Ladies and Gentlemen:
     This Competitive Bid Loan Borrowing Request is delivered to you pursuant to Section 2.7.1 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     The Borrower hereby proposes that a Competitive Bid Loan Borrowing be made on the following terms:

1.	Date of Competitive Bid Loan Borrowing:	** ,

2.	Aggregate principal amount of Competitive Bid Loan Borrowing:	***$

3.	The Competitive Bid Loan will be based on
[a LIBO Rate Bid Margin] [an Absolute Rate]

4.	Competitive Bid Loan Maturity Date for repayment of such Competitive Bid Loan:	**** ,

**	Must be at least five Business Days prior to the delivery of this Competitive Bid Loan Borrowing Request in the case of a LIBOR Auction and two Business Days in the case of an Absolute Rate Auction.

***	The amount shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000.

     The Borrower hereby certifies and warrants that on the date the Competitive Bid Loan Borrowing proposed hereby is made, and before and after giving effect thereto and the application of the proceeds therefrom, all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct.
     The undersigned hereby confirms that the proposed Competitive Bid Loan Borrowing is to be made available to it in accordance with Section 2.7 of the Credit Agreement.
     The Borrower agrees that if prior to the time of the Competitive Bid Loan Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Competitive Bid Loan Borrowing proposed hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.
     The Borrower has caused this Competitive Bid Loan Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this                      day of                      ,                     .

UST INC.

By
Name:
Title:

****	The Competitive Bid Loan Maturity Date may not be later than the earlier of (i) the date occurring six months after the date of such Competitive Bid Loan Borrowing and (ii) the Commitment Termination Date.

EXHIBIT B-3
LETTER OF CREDIT ISSUANCE REQUEST
Citibank, N.A.
     as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
UST Inc.
Gentlemen and Ladies:
     This Letter of Credit Issuance Request is delivered to you pursuant to Section 2.6 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein shall have the meanings provided in the Credit Agreement.
     The Borrower hereby requests that on                      ___,                      (the “Date of Issuance”) [The Bank of Nova Scotia] (the “Issuer”) *[issue a Letter of Credit in the initial Stated Amount of $                     with a Stated Expiry Date (as defined therein) of                      ___,                      ] [extend the Stated Expiry Date (as defined under Letter of Credit No.                     , issued on                      ___,                     , in the initial Stated Amount of $                    ) to a revised Stated Expiry Date (as defined therein) of                      ___,                      ].
     The beneficiary of the requested Letter of Credit will be                     , and such Letter of Credit will be in support of                      .
     The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Letter of Credit Issuance Request and the [issuance] [extension] of the Letter of Credit requested hereby constitutes a representation and warranty by the Borrower that, on the date of the [issuance] [extension], and before and after giving effect thereto and to the application of the proceeds or benefits of the Letter of Credit [issued] [extended] in accordance herewith, all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct in all material respects.

*	Insert and complete as appropriate.

     The Borrower agrees that if, prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby, any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such [issuance] [extension].

     The Borrower has caused this Letter of Credit Issuance Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this                      day of                     ,                     .

UST INC.

By
Name:
Title:

EXHIBIT C
CONTINUATION/CONVERSION NOTICE
Citibank, N.A.
     as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
UST INC.
          Gentlemen and Ladies:
     This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     The Borrower hereby requests that on                           ,                     ,
(1) $                     of the currently outstanding principal amount of the Revolving Loans originally made on                           ,                     ,
(2) and all Revolving Loans currently being maintained as *[Base Rate Loans] [LIBO Rate Loans],
(3) be [converted into] [continued as],
(4) **[LIBO Rate Loans having an Interest Period of [one] [two] [three] or [six] month(s)] [Base Rate Loans].
     The Borrower hereby:
(a) certifies and warrants that no Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing; and

*	Insert appropriate interest rate option.

**	The number of months to be inserted with respect to LIBO Rate Loans.

(b) agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.
     Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made. ***[The Borrower agrees to remit to the Administrative Agent for the benefit of the Lenders, on the date of such conversion, an interest payment in the amount of $                     pursuant to clause (e) of Section 3.2.3 of the Credit Agreement.]

***	To be inserted upon conversion of Bate Rate Loan into a LIBO Rate Loan on a date other than a Quarterly Payment Date.

     The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this                      day of                      ,                     .

UST INC.

By
Name:
Title:

EXHIBIT D
BORROWER CLOSING DATE CERTIFICATE
UST INC.
     This Borrower Closing Date Certificate (this “Certificate”) is delivered pursuant to clause (a) of Section 5.1.2 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein and in the Attachments hereto have the meanings provided in the Credit Agreement.
     The undersigned hereby certifies, represents and warrants for and on behalf of the Borrower, as of the Closing Date, as follows:
     Authority. The undersigned is an Authorized Officer of the Borrower on whose behalf the undersigned has executed this Certificate and, in such capacity, is authorized and empowered to execute and deliver this Certificate for and on behalf of the Borrower.
     Delivery of Certain Documents. Attached as Annex I hereto are true and correct copies of a copy of a good standing certificate, dated a date reasonably close to the Closing Date.
     Existing Credit Agreement. All Indebtedness outstanding under the Existing Credit Agreement, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, has been paid in full and the commitments in respect of such Indebtedness have been terminated.
     Closing Fees, Expenses, etc. The Administrative Agent has received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and (to the extent invoiced) 10.3 of the Credit Agreement.
     Required Consents and Approvals. All required material consents and approvals have been duly obtained and are in full force and effect with respect to the transactions contemplated by the Credit Agreement and the continuing operations of the Borrower from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval is so required to effect the transactions, and all applicable waiting periods have expired without any action being taken by any competent authority that could restrain, prevent or otherwise impose any adverse conditions on the transactions and related financing contemplated by the Credit Agreement.
     No Material Adverse Change. Other than any material adverse change resulting from facts that have been (a) publicly disclosed by the Borrower on or prior to June 15, 2007 or (b) otherwise disclosed to the Lenders prior to the Closing Date, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2006.
      Litigation, etc. There exists no pending or (to the knowledge of the Borrower or any of its Subsidiaries) threatened litigation, proceedings or investigations (exclusive of litigation that has been publicly disclosed on or prior to June 15, 2007) which could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower or any of its Subsidiaries.
     Satisfaction of Conditions Precedent. All conditions precedent to the initial Credit Extensions on the Closing Date (if any), and the occurrence of the Closing Date, set forth in Article V of the Credit Agreement have been satisfied in full.
     Ratification. The Borrower hereby ratifies and re-affirms the provisions of the Credit Agreement and the other Loan Documents and, at the time this certificate is delivered, all statements therein are in fact true and correct.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered, and the certifications, representations and warranties contained herein to be duly made, by an Authorized Officer this                      day of June, 2007.

UST INC.

By
Name:
Title:

ANNEX I
CERTIFICATE OF GOOD STANDING FOR THE BORROWER

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
UST INC.
     This certificate is delivered pursuant to Section 5.1.6 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank N.A., as Administrative Agent for the Lenders (the “Administrative Agent”), and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein and in the Attachments hereto have the meanings provided in the Credit Agreement. All references herein to a particular “Section” are references to the applicable Section of the Credit Agreement.
     The Borrower hereby certifies and warrants that as of                     , 20                     (the “Computation Date”), no Default had occurred and was continuing. The Borrower hereby further certifies and warrants that:
     The Fixed Charge Coverage Ratio on the Computation Date was                     .                     to 1.0, as computed on Attachment 1 hereto. The minimum Fixed Charge Coverage Ratio for such period required pursuant to Section 7.2.3 is 1.0 to 1.0.

     IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be delivered by its Authorized Officer this                      day of                      , 20                     .

UST INC.

By
Name:
Title:

Attachment 1
to Compliance Certificate
FIXED CHARGE COVERAGE RATIO
As of the Computation Date

A.	*EBITDA (for the period (the “Computation Period”) consisting of Fiscal Quarter ended on the Computation Date and each of the three immediately preceding Fiscal Quarters):

Net Income (the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Borrower and its Subsidiaries for the Computation Period) (excluding any equity income (or loss) from Affiliates (other than Subsidiaries) of the Borrower to the extent the income was not received by the Borrower in cash)
$ ___

	amounts attributable to amortization, to the extent deducted (or included) in determining Net Income	$ ___

	income tax expense, to the extent deducted (or included) in determining Net Income	$ ___

	Interest Expense, to the extent deducted (or included) in determining Net Income	$ ___

	depreciation of assets, to the extent deducted (or included) in determining Net Income	$ ___

	non-cash, non-recurring losses or non-cash extraordinary losses (or minus non-cash, non-recurring gains or non-cash extraordinary gains), to the extent deducted (or included) in determining Net Income	$ ___

	the amount of Capital Expenditures made by the Borrower and its Subsidiaries during the Computation Period.	$ ___

	EBITDA: the sum of Items A(1) through A(6) minus Item A(7)	$ ___

*	For purposes of calculating EBITDA of the Borrower and its Subsidiaries for any period hereunder, the EBITDA of any Person or assets (x) acquired by the Borrower and its Subsidiaries in connection with any acquisitions or (y) Disposed of by the Borrower and its Subsidiaries in connection with Permitted Dispositions, shall be included on a pro forma basis for such period as if such acquisitions or Permitted Dispositions had occurred on the first day of such period.

B.	Fixed Charges (for the Computation Period):
	(1) Interest Expense (net of interest income) of the	$ ___
Borrower and its Subsidiaries

	dividends on the Capital Securities of the Borrower, calculated based on dividends actually declared (whether or not paid)	$ ___

	Fixed Charges: the sum of Items B(1) and B(2)	$ ___

C.	Fixed Charge Coverage Ratio (as of the Computation Date): The ratio of Item A(8) to Item B(3)	.. : 1.00

EXHIBIT F
LENDER ASSIGNMENT AGREEMENT
                                         ,

To:	UST Inc. 100 West Putnam Ave. Greenwich, CT 06830

Attention: Ken Hopson
Citibank, N.A.
     as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
UST Inc.
Gentlemen and Ladies:
     We refer to clause (d) of Section 10.11.1 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     As of                                          ,                      (the “Assignment Date”),                      (the “Assignor”) irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to                      (the “Assignee”), and the Assignee irrevocably purchases from the Assignor, the percentage of Credit Extensions and Commitments of the Assignor (the “Assigned Portion”) as set forth on Schedule I hereto.
     In addition, this Lender Assignment Agreement constitutes notice to each of you, pursuant to clause (c) of Section 10.11.1 of the Credit Agreement, of the assignment and delegation to the Assignee of the Assigned Portion as of the Assignment Date, subject to your respective consents as provided for in the Credit Agreement.
     All accrued and unpaid interest, fees and other amounts payable with respect to the Assigned Portion for any period of time prior to the Assignment Date shall be payable to the Assignor and all accrued and unpaid interest, fees and other amounts payable with respect to the Assigned Portion for any period from and after the Assignment Date shall be payable to the

Assignee. The Assignor and Assignee each agree to hold any such amounts that it receives and from which it is not entitled in trust for the other Person.
     The Assignee hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of Credit Extensions thereunder and of any other documents the Assignee deemed necessary or desirable in connection with purchasing the Assigned Portion hereunder. The Assignee further confirms and agrees that in becoming a Lender and in making its Commitments and Credit Extensions under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty by, the Assignor, except for the representations expressly set forth below.
     The Assignor represents and warrants that it is legally authorized to enter into and deliver this Lender Assignment Agreement and represents that it is the legal and beneficial owner of the Assigned Portion and that it had not created any adverse claim on its interest in the Assigned Portion. Except as set forth in the previous sentence, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made pursuant to or in connection with this Lender Assignment Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Lender Assignment Agreement, the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, including the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by any Lender of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto. The Assignee represents and warrants that it is legally authorized to enter into and deliver this Lender Assignment Agreement and confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assignment Agreement. In addition, the Assignee, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, shall continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents and the other instruments and documents delivered in connection therewith.
     Except as otherwise provided in the Credit Agreement, effective as of the Assignment Date:
          (a) the Assignee
          (i) shall be deemed automatically to have become a party to the Credit Agreement, have all the rights and obligations of a “Lender” under the Credit Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof and, in any event, expressly make the appointments and agrees to the exculpations and indemnifications of the Administrative Agent and the Letter of Credit Issuer provided for in the Credit Agreement;
          (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and
     (b) the Assignor shall be released from its obligations and give up its rights under the Credit Agreement and the other Loan Documents to the extent specified in the second paragraph hereof, except with regard to those provisions that expressly survive the termination of the Credit Agreement to the extent such provisions relate to the time prior to the Assignment Date.
     The Assignor and the Assignee hereby agree that the *[Assignor] [Assignee] will pay to the Administrative Agent the processing fee referred to in Section 10.11.1 of the Credit Agreement, and it is understood and agreed that this Lender Assignment Agreement shall be null and void unless and until such fee is paid.
     The Assignee hereby advises each of you that set forth in Schedule I hereto are the administrative details with respect to the assigned Loans, Letter of Credit participations and Commitments and requests the Administrative Agent and the Borrower to consent to the assignment of the Assigned Portion as herein provided in accordance with the terms of the Credit Agreement:
     The Assignee agrees (for the benefit of the Assignor, the Borrower and the Administrative Agent) to furnish, if so required, the applicable Internal Revenue Service forms or other forms required by Section 4.6 of the Credit Agreement no later than the date of acceptance hereof by the Administrative Agent.
     This Lender Assignment Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The parties hereto hereby agree to execute and deliver such other documents or instruments as shall be necessary to effect the purposes of this Lender Assignment Agreement.
     THIS LENDER ASSIGNMENT AGREEMENT HAS BEEN DELIVERED IN NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

*	Insert as appropriate.

     IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Lender Assignment Agreement as of the date first written above.

[NAME OF ASSIGNOR]

By
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted and Acknowledged this day of ,

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[UST INC.

By:
Name:
Title:]*

[THE BANK OF NOVA SCOTIA], as Letter of Credit Issuer

By:
Name:
Title:

*	Consent not required (a) during the continuation of an Event of Default or (b) if Assignee is a Lender or an Affiliate of a Lender.

SCHEDULE I TO LENDER ASSIGNMENT AGREEMENT
BETWEEN:
[           ] and [            ].
relating to the Credit Agreement dated June 29, 2007
among UST Inc., as the Borrower, the Lenders,
and Citibank, N.A., as Administrative Agent.
Assignment Settlement Date:                           ,

LENDER	PERCENTAGE	AMOUNT
[ ], as Assignee	Loans, participations in Letters of Credit Outstandings, Loan Commitment	%

DOMESTIC OFFICE	LIBOR OFFICE
Wiring Instructions for the Assignee:

EXHIBIT G
RATING NOTICE
Citibank, N.A.
     as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
UST INC.
Gentlemen and Ladies:
     This Rating Notice is delivered to you pursuant to [clause (b) of Section 5.1.2] [clause (i) of Section 7.1.1]* of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     [Prior to the date hereof, the Senior Unsecured Debt Rating was                     .]** As of the date hereof, the Senior Unsecured Debt Rating is                     . ***
     The Borrower has caused this Rating Notice to be delivered by its duly Authorized Officer this                      day of                     ,                     .

UST INC.

By
Name:
Title:

*	INSERT AS APPROPRIATE.

**	APPLICABLE ONLY TO NOTICES DELIVERED PURSUANT TO CLAUSE (I) OF SECTION 7.1.1.

***	INSERT SENIOR UNSECURED DEBT RATING FROM S&P AND MOODY’S.

EXHIBIT H-1
INVITATION FOR BID LOAN QUOTES
[NAME OF BANK]
[ADDRESS]
Attention:
UST Inc.
     Pursuant to Section 2.7.2 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners (unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement), we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Loan quotes to the Borrower for the following proposed Competitive Bid Loan(s):

*1.	Date of proposed Competitive Bid Loan:	, .

2.	Principal amount of Competitive Bid Loan:	$ .

3.	The Competitive Bid Loan Maturity Date will be	, .
     Such Competitive Bid Loan quotes should offer [a LIBO Rate Bid Margin] [an Absolute Rate].
     PLEASE RESPOND TO THIS INVITATION BY NO LATER THAN [                    ] ON                     ___,                      .

CITIBANK, N.A., as Administrative Agent

By
Name:
Title:

*	Information to be repeated if multiple Competitive Bid Loans have been made in respect of a single Competitive Bid Loan Borrowing Request.

EXHIBIT H-2
COMPETITIVE BID LOAN OFFER
                          ,
Citibank, N.A.
     as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
UST Inc.
Ladies and Gentlemen:
     This Competitive Bid Loan Offer is delivered to you pursuant to Section 2.7.3 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     The undersigned Lender hereby makes a Competitive Bid Loan Offer in response to the Competitive Bid Loan Borrowing Request made by the Borrower on                               ,                          , and in that connection, sets forth the terms on which such Competitive Bid Loan Offer is made:

1.	Date of Competitive Bid Loan:	,

2.	Principal amount of Competitive Bid Loan	$

3.	Competitive Bid Loan Maturity Date will be	** ,

4.	Competitive Bid Rate:	% per annum
[LIBO Rate Bid Margin]
[Absolute Rate]

**	Insert the appropriate date specified in the applicable Competitive Bid Loan Borrowing Request.

     The undersigned has caused this Competitive Bid Loan Offer to be executed and delivered by a duly authorized officer this                      day of                     ,                     .

[NAME OF LENDER]

By
Name:
Title:

2

EXHIBIT H-3
COMPETITIVE BID LOAN ACCEPTANCE
Citibank, N.A.
     as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
UST Inc.
Ladies and Gentlemen:
     This Competitive Bid Loan Acceptance is delivered to you pursuant to clause (b) of Section 2.7.5 of the Five-Year Revolving Credit Agreement, dated as of June 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among UST Inc., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties thereto (the “Lenders”), Citibank , N.A., as Administrative Agent for the Lenders, and Citigroup Global Markets Inc. and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Runners. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     *The Borrower hereby accepts the Competitive Bid Loan Offer, dated                           ,                     , made by [NAME OF LENDER] on the following terms:
     Date of Competitive Bid Loan: **                          ,
     Principal amount of Competitive Bid Loan: $
     Competitive Bid Loan Maturity Date: **                          ,
     Competitive Bid Rate: [LIBO Rate Bid Margin]                      % per annum [Absolute Rate]

*	Repeat this paragraph (and information contained therein) for each Lender whose Competitive Bid Loan Offer is accepted by the Borrower.

*	Terms must conform to the Competitive Bid Loan Borrowing Request referred to in the Competitive Bid Loan Offer relating to such Borrowing.

     The undersigned hereby confirms that it accepted such Competitive Bid Loan Offer in accordance with clause (b) of Section 2.7.5 of the Credit Agreement.
     Please wire transfer the proceeds of the Competitive Bid Loan(s) to the following account of the Borrower: Account No.                      [name and address of depository bank].
     The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, the acceptance by the Borrower of the proceeds of the Competitive Bid Loans contemplated hereunder constitute a representation and warranty by the Borrower that, on the date such Competitive Bid Loan is made, and immediately before and after giving effect thereto and to the application of the proceeds therefrom, all the statements set forth in Section 5.2.1 of the Credit Agreement are true and correct in all material respects.
     The Borrower agrees that if prior to the time of the Borrowing contemplated hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing contemplated hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

     The Borrower has caused this Competitive Bid Loan Acceptance to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this                      day of                     ,                     .

UST INC.

By
Name:
Title: